As filed with the Securities and Exchange Commission on August 8, 2008

Registration No. 333-150130

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WINDSWEPT ENVIRONMENTAL GROUP, INC.
(Exact Name of registrant as specified in its charter)

Delaware	4955	11-2844247
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

895 Waverly Avenue
Holtsville, New York 11742
(631) 289-5500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Michael O’Reilly
President and Chief Executive Officer
895 Waverly Avenue
Holtsville, New York 11742
(631) 289-5500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:

Gary T. Moomjian, Esq.
Moomjian, Waite, Wactlar & Coleman, LLP
100 Jericho Quadrangle
Suite 225
Jericho, New York 11753
Telephone: (516) 937-5900

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.         ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.                   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.              ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.              ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common stock, par value $0.0001 per share (1)	6,800,000.0675		$459,000	$18.04	(4)

(1)
The number of shares being registered represents shares issuable in connection with a secured convertible term note due June 30, 2009 having a conversion price of $.09 per share and/or shares that may be issued, in lieu of cash, in payment of principal and interest on the note.

(2)
Pursuant to Rule 416 of the General Rules and Regulations under the Securities Act of 1933, this registration statement also registers a currently indeterminate number of additional shares of our common stock that may be issued as a result of stock splits, stock dividends and similar events that result in stockholders, including the selling stockholders, holding additional shares of common stock or having the right to receive additional shares of common stock.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED AUGUST 8, 2008

6,800,000 Shares of Common Stock

WINDSWEPT ENVIRONMENTAL GROUP, INC.

The shares of common stock of Windswept covered by this prospectus may be sold from time to time by PSource Structured Debt Limited, Valens U.S. SPV I, LLC and Valens Offshore SPV I, Ltd., the selling stockholders. This prospectus relates to up to 6,800,000 shares of common stock of Windswept which are issuable upon conversion of the principal and interest of a secured convertible term note due June 30, 2009 held by the selling stockholders having a conversion rate of $.09 per share, subject to adjustment, and/or shares that may be issued, in lieu of cash, in payment of principal and interest on a note. All of the selling stockholders are affiliates of Laurus Master Fund, Ltd., to whom Windswept originally sold the convertible note.

We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

Our common stock is quoted on the Pink Sheets under the symbol “WEGI.PK”.

The shares of common stock covered by this prospectus may be sold through broker-dealers or in privately negotiated transactions in which commissions and other fees may be charged. These fees, if any, will be paid by the selling stockholders. We will not be paying any underwriting discounts or commissions in this offering. We have no agreement with any broker-dealer with respect to these shares, and we are unable to estimate the commissions that may be paid in any given transaction. For a more complete description of the methods of distribution that the selling stockholders may use, see “Plan of Distribution” beginning on page 27.

On August 7, 2008, the closing sale price of our common stock on the Pink Sheets was $.024 per share. You should obtain a current market price quotation before you buy any of the offered shares.

You should read this prospectus carefully before you invest in our common stock offered hereby.

The securities offered by this prospectus involve a high degree of risk. You should carefully consider the factors described under the heading “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________.

You should rely only on the information contained in this prospectus or to which we have referred you. We and the selling stockholders have not authorized any other person to provide you with information or representations. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

In this prospectus, when we refer to Windswept Environmental Group, Inc. and our subsidiaries, we use the terms “Windswept,” “we,” “our” and “us” when we do not need to distinguish among these entities or their predecessors or when any distinction is clear from the context. In addition, in this prospectus, references to Laurus Master Fund, Ltd. (or "Laurus") are deemed to include those affiliates of Laurus to whom our securities were transferred.

PROSPECTUS SUMMARY

You should read this summary together with the entire prospectus, including the more detailed information in our consolidated financial statements and related notes incorporated by reference herein.

Our Business

General

We, through our wholly-owned subsidiaries, provide a full array of emergency response, remediation and disaster restoration services to a broad range of clients. We have expertise in the areas of:

•	hazardous materials remediation;
•	microbial remediation, including halting mold, mildew and bacterial growth;
•	testing, including the gauging and monitoring of moisture and humidity levels;
•	toxicology;
•	training, including providing project management and expert consultation to our customers;
•	wetlands restoration;
•	wildlife and natural resources rehabilitation;
•	asbestos and lead abatement;
•	technical advisory services; and
•	restoration and site renovation services, including:
o	on-location blast freezing;
o	off-site freeze drying to restore documents;
o	dehumidification services; and
o	drying and restoration of structures, furnishings and equipment.

Our revenues are derived primarily from projects providing emergency response, remediation and disaster restoration services to new and repeat customers either on a time and materials basis or pursuant to a fixed price contract. Since most of our projects consist of emergency or disaster responses, which do not permit a definitive prior assessment of the full scope of work entailed and require immediate attention in order to mitigate loss and maximize recovery, most of our projects are performed on a time and materials basis. In fiscal 2007 and 2008, substantially all of our revenues were derived from time and materials contracts. Under our time and materials contracts, we charge our customers for labor, equipment usage and allocated overhead.

With the exception of our efforts relating to Hurricanes Katrina and Wilma during fiscal 2006, we have principally marketed our services in the northeastern United States. We obtain our business through client referrals, cross-selling of services to existing clients, sponsorship of training and development programs, professional referrals, including from insurance companies, architectural and engineering firms and construction management firms for whom we have provided services, competitive bidding and/or advertising. We have endeavored to stimulate internal growth by expanding services to our existing customer base and by marketing ourselves to prospective customers as a multiple-service company with immediate response capabilities. In our marketing efforts, we emphasize our experience, industry knowledge, safety record, reputation and competitive bidding.

We believe that we have assembled the resources, including key environmental professionals, construction managers, and specialized equipment to become a leader in the expanding worldwide emergency services market. We further believe that few competitors provide the diverse range of services that we provide on an emergency response basis. We believe that our breadth of services and our emergency response capability have positioned us for growth in this expanding market. In the New York metropolitan area, we believe that we are able to perform all the tasks necessary to rapidly restore a property to pre-loss conditions, thus minimizing dislocation, downtime and business interruption. In other geographic areas, we perform all of these services except reconstruction.

In order to address the needs of our customers, both commercial and residential, we have dedicated ourselves toward the strategic integration of all of our services in an effort to provide immediate remedial responses to a wide variety of natural and man-made disasters, including hurricanes, floods, fire, smoke, wind, oil and chemical spills, biological hazards, explosions and radiological releases. As a result, we provide our customers with the capability to respond to a wide variety of natural or man-made catastrophes. We are capable of responding in this manner by virtue of our 24-hour call center and teams of diversely skilled and trained responders. In addition, we have an extensive array of equipment available to these responders on a 24-hour basis, and this equipment enables our responders to assess and control damage, safeguard structures, remediate damage and restore property, irrespective of the type of emergency, with minimized downtime. We also provide our own turn-key remediation services for all kinds of property damage or hazardous waste contamination, which enhances our ability to respond to emergencies by virtue of avoiding the delays associated with sub-contracting these specific services. When responding to emergencies, we generally:

•	secure the site and implement loss prevention measures;
•	determine priorities;
•	work closely with property owners to formulate remediation and restoration plans that facilitate normal operations as much as possible;
•	develop a project schedule and cost estimate;
•	assemble project teams;
•	deploy necessary equipment and personnel; and
•	implement remediation and restoration measures.

We have agreed to become the on-call responder for a growing number of prospective commercial customers that have entered into emergency response arrangements with us. Pursuant to these arrangements, we have agreed to provide priority service to these parties to the extent they select us as their provider, which they are not obligated to do by the terms of their arrangements. We believe that these arrangements facilitate our responsiveness and efficiency when we are engaged by such customers because as part of this process we:

•	gain knowledge of such prospective customers’ businesses and likely needs;
•	become familiar with such prospective customers’ site plans and logistics, such as road access, water and electrical supply, building layout and potential hazards; and
•	centralize communications between us and such prospective customers’ representatives.

Company Background

We were incorporated under the laws of the state of Delaware on March 21, 1986 under the name International Bankcard Services Corporation. On March 19, 1997, we changed our name to our present name. Our principal executive offices are located at 895 Waverly Avenue, Holtsville, New York, 11742. Our telephone number is (631) 289-5500.

In December 1993, we acquired Trade-Winds Environmental Restoration Inc., an asbestos abatement and lead remediation company. On February 24, 1997, we acquired North Atlantic Laboratories, Inc., a certified environmental training, laboratory testing and consulting company. Trade-Winds is our primary operating subsidiary.

In February 2004, we purchased certain assets of an environmental remediation business in Florida for $75,000. These assets included office equipment, a telephone account, telephone and facsimile numbers and the assumption of an office lease. These assets formed the core of our Florida office.

Prior to June 30, 2005, there were no securities transactions between us (or any of our predecessors) and the selling stockholders, any affiliates of the selling stockholders, or any person with whom any selling stockholder has a contractual relationship regarding the transaction (or any predecessors of these persons). On June 30, 2005, we entered into a financing transaction with Laurus Master Fund, Ltd. pursuant to the terms of a securities purchase agreement and related documents. Under the terms of the financing transaction, we issued to Laurus a secured convertible term note in the principal amount of $5,000,000, a twenty-year option to purchase 30,395,179 shares of our common stock at a purchase price of $.0001 per share, and a seven-year warrant to purchase 13,750,000 shares of our common stock at a purchase price of $0.10 per share. After consummating the transaction on June 30, 2005, Laurus subsequently provided additional financing to us on the same terms and conditions in the aggregate principal amount of $2,350,000.

On September 29, 2006, we entered into an omnibus amendment with Laurus and amended and restated the note. The omnibus amendment and note improved for us certain terms of the original agreements between the parties and eliminated the authorized share deficiency that caused the necessity of applying derivative liability accounting. In connection with the omnibus amendment, we issued Laurus an option to purchase 11,145,000 shares of common stock at a purchase price of $.0001 per share. On January 8, 2008, we entered into another omnibus amendment with Laurus pursuant to which certain payments due under the note were deferred and the due date of the term notes issued in 2007, as described below, were extended from January 2008 to June 2009. On March 31, 2008, we entered into another omnibus amendment with Laurus pursuant to which certain payments under the note were deferred and the expiration date of the warrant was extended by ten years. Additional omnibus amendments were entered into with Laurus on April 30, 2008, May 30, 2008 and July 31, 2008 pursuant to which certain payments under the note were deferred.

Portions of the securities issued by us to Laurus, including the entire convertible note, have been transferred by Laurus to certain of its affiliates, and in some cases, re-transferred among affiliates. These affiliates include all of the selling stockholders, namely, PSource Structured Debt Limited (“PSource”), Valens U.S. SPV I, LLC (“Valens”) and Valens Offshore SPV I, Ltd. (“Offshore I”), as well as Valens Offshore SPV II, Corp. (“Offshore II”). As a result of these transfers, the outstanding Windswept securities owned by Laurus and its affiliates, as of July 31, 2008, are as follows:

Notes:	Original- Convertible Portion	Original- Non- Convertible Portion	2007 Term Notes

Laurus	$-	$-	$600,000
PSource	1,561,477	3,576,698	-
Valens	72,561	173,997	-
Offshore I	95,990	239,305	-
Total	$1,730,028	$3,990,000	$600,000

Options/Warrants (shares)	Original Option	2006 Option	Warrant

Laurus	-	-	-
Offshore I	14,657,835	-	-
PSource	12,723,688	11,145,000	13,750,000
Total	27,381,523	11,145,000	13,750,000

Common Stock-direct ownership (shares):

Valens	340,285
Offshore I	1,806,344
Offshore II	699,469
PSource	258,521
Total	3,104,619

Accordingly, subsequent to these transfers, the sole securities of Windswept owned by Laurus are the $600,000 2007 term notes.

References in this Prospectus to Laurus are deemed to include those affiliates to which securities were transferred.

Concurrently with the initial Laurus financing, on June 30, 2005, we also issued a variable interest rate secured promissory note in the principal amount of $500,000 to Spotless Plastics (USA), Inc., an affiliate of our previous majority stockholder and senior secured lender, bearing interest at LIBOR plus 1%. Prior to June 30, 2005, we owed $5,000,000 under a note payable to Spotless. A portion of the proceeds from the Laurus financing were used to repay a portion of such note held by Spotless, including $2,650,000 of principal and $100,000 of interest. In connection with the transaction, Spotless forgave $1,850,000 of the prior note. As of the date of this Prospectus, the sole note issued by us and held by Spotless is the note issued on June 30, 2005, the current principal amount of which is $500,000.

In January 2007, April 2007 and July 2007, we issued non-convertible secured term notes to Laurus in the aggregate principal amount of $600,000, bearing interest at 17.50% per annum. These three notes are due in June 2009.

On September 5, 2007, we purchased certain assets and assumed selected liabilities of United Maintenance Contractors Inc. (dba Environmental Restoration), a company based in North Carolina that provides disaster recovery and reconstruction services in the Mid-Atlantic region of the United States. This company also specializes in the cleaning and decontamination of HVAC systems and associated ductwork. We formed a new wholly-owned subsidiary, Environmental Restoration, Inc., to make this purchase. The purchase price consisted of the assumption of liabilities of approximately $175,000 of this company, which amount is equal to the tangible assets purchased. Both of the former company owners are now employed by the new subsidiary. The purchase price is reflective of the fact that United Maintenance Contractors was not profitable, and the combination with us allows the business to expand beyond its local base. The owners were provided a more secure salary and were each granted employee stock options to purchase 100,000 shares of our common stock.

On September 16, 2007, we purchased selected assets of RestoreNet, LLC, a disaster recovery solutions company that works with clients on a pre-loss basis to achieve cost-effective solutions in the event of a loss. We formed a new wholly-owned subsidiary, RestoreNet, Inc. to make this purchase. The new subsidiary will seek to provide and maintain a worldwide network of premier disaster recovery vendors that are leaders in their respective disciplines. No material tangible assets were purchased and no funds were paid on closing. The purchased assets consisted of the business of RestoreNet, LLC, as well as a minimal amount of office equipment and supplies. The owner, as part of his employment package, was given a salary, a commission based upon a percentage of profits and employee stock options to purchase 500,000 shares of our common stock. In this case, the owner of the former business has been given an opportunity to expand the business beyond the local client base and thereby potentially earn more as an employee than as an owner.

The Offering

Issuer	Windswept Environmental Group, Inc.

Outstanding common stock before offering	44,113,709 (as of July 31, 2008)

Number of shares offered for resale	6,800,000 (1)

Outstanding common stock after offering	50,913,709 (assuming all offered shares are sold)

Use of Proceeds	We will not receive any proceeds from this offering.

Registration Rights
We have agreed to use all reasonable commercial efforts to keep the registration statement of which this prospectus forms a part effective and current until the date that all of the shares of common stock covered by this prospectus have been sold under the registration statement, have been sold pursuant to Rule 144 of the 1933 Securities Act, as amended, or may be freely traded without the effectiveness of such registration statement.

Trading	Our common stock is quoted on the Pink Sheets under the symbol “WEGI.PK”.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our common stock.

(1)
Represents shares issuable upon conversion of, and/or in payment of principal and interest in shares by us on, the secured convertible term note issued to Laurus. The number of shares offered hereby by Laurus and its affiliates are as follows: PSource- 6,137,498; Valens U.S. SPV I, LLC- 285,206; and Valens Offshore SPV I, Ltd.- 377,296. We determined the number of shares being registered hereby by reference to the number of shares we are required to register pursuant to our agreement with Laurus, taking into account the number of shares that we would be able to register at one time based upon the public float of our common stock.

RISK FACTORS

Before you invest in our common stock by purchasing shares from the selling stockholders named in this prospectus, you should be aware that there are various risks involved in investing in our common stock. We have described below all of the risks that we deem material to your investment decision. You should consider carefully these risk factors, together with all of the other information included in this prospectus.

Factors Affecting Future Operating Results

We have experienced significant recent operating losses and may incur losses in the future.

Future losses could adversely effect the market value of our common stock. For the nine-month period ended March 31, 2008, we incurred a net loss of $4,265,229. For the fiscal year ended June 30, 2007, we incurred a net loss from operations (before interest and taxes) of $6,903,549, and a net loss, exclusive of embedded derivate income, of $7,921,363. In fiscal 2006, although we had operating income of $5,301,419, we incurred a mark-to-market loss on embedded derivative liabilities of $19,373,659 and non-cash interest charges of $4,733,847. As a result of the agreements we reached with Laurus on September 29, 2006, we no longer have to apply derivative accounting. Despite the elimination of the derivative liability, our results from operations will still be adversely effected in future periods by significant interest expense charges resulting from the accounting for the Laurus financing, including direct interest expense on the Laurus notes, amortization of the discount on the notes and amortization of deferred financing costs. Further, due to the lack of hurricane related work in fiscal 2007 and 2008, our revenues were adversely affected, particularly in comparison to fiscal 2006. At March 31, 2008, we had a stockholders’ deficiency of $4,858,267 and an accumulated deficit of $50,659,391. In view of these losses and our inability to achieve positive cash flow we took, in October and November 2007, certain actions to reduce ongoing operating expenses, including a total headcount reduction of 21 employees. There will be no assurance that we will generate profits in the future.

Our cash flow from operations has been insufficient to allow us to pay all vendors and creditors on a timely basis.

In view of the losses from operations in fiscal 2008 and fiscal 2007, and the slow collection on certain receivables in litigation, we have been slow to pay vendors and creditors. While these parties have continued to provide us with requisite services and supplies, there can be no assurance that they will continue to do so in the future.

We have been unable to make required monthly payments on our notes due to Laurus and have only obtained short-term waivers with respect thereto.

We currently have outstanding notes to Laurus which include the convertible note in the principal balance as of July 31, 2008 of $5,720,028 due June 30, 2009, and three non-convertible notes, in the aggregate principal amount of $600,000, due June 30, 2009. Since January 1, 2007, we were obligated to make monthly payments of $100,000 to Laurus with respect to the convertible note, applied first to interest and then to principal. The payments due January 1, 2007 through March 1, 2007 were made by virtue of partial note conversions into our common stock by Laurus in the amounts owed. With respect to the payment due on April 1, 2007, a partial conversion of the note was made to pay the interest due and a portion of the principal due. For the payments due May 1, 2007 through August 1, 2007, partial note conversions were made by Laurus to pay only the interest portion of the monthly amounts due. With respect to the unpaid principal payments due for April 2007 through August 2007, as well as the full payments due for September 2007 through January 7, 2008, we have received, on a monthly basis, waivers from Laurus. Pursuant to the agreement reached with Laurus on January 8, 2008, the due date for payment of all amounts for which such waivers were received, as well as for the payment otherwise due February 1, 2008, were extended to a date which is the earlier to occur of the maturity date of the convertible note and the date upon which all obligations under the convertible note have been paid in full. Accordingly, commencing on March 1, 2008, payments of $100,000 were again due on the first day of each month. A one month waiver was received from Laurus for the payment due March 1, 2008. On March 31, 2008, we entered into an omnibus amendment with Laurus pursuant to which the payment due April 1, 2008 was deferred until April 30, 2008 and one-half of the $100,000 payment due May 1, 2008 was deferred until May 31, 2008. The omnibus amendment also extended the expiration date of the warrant held by Laurus by ten years. On April 30, 2008 and May 30, 2008, we entered into additional omnibus amendments with Laurus pursuant to which the payments due March 1, 2008, April 1, 2008 and May 1, 2008 and 95% of the payments due June 1, 2008 and July 1, 2008 were deferred until the earlier to occur of the maturity date of the note or the date upon which all obligations arising under the note and the related loan documents had been paid in full. On July 31, 2008, we entered into another omnibus amendment with Laurus pursuant to which 90% of the payment due August 1, 2008 was deferred to November 1, 2008 and we agreed to pay additional interest of $30,000 due at such time as we are required to repay the outstanding balance of the note. Given our inability to make such payments in the past, there is no assurance that we will be able to make the payment due September 1, 2008, or any subsequent payment due, or be granted any waiver(s) with respect thereto. In the event of default, Laurus may call all of its loans for immediate payment. As Laurus has a security interest on all of our assets, such a default would have a material adverse effect on us.

We are also obligated to Spotless Plastics (USA), Inc., an affiliate of our previous majority stockholder, under a $500,000 variable interest rate promissory note and an accounts receivable sale agreement in the amount of $150,000. We have not made payments on the note or pursuant to the sale agreement.

Our ability to service our debt and meet our other financial obligations as they come due is dependent on our future financial and operating performance. This performance is subject to various factors, including factors beyond our control such as changes in the general economy, our industry or the environmental and other laws pertaining to the services that we provide, as well as changes in interest rates, energy and other costs.

If our cash flow and capital resources are insufficient to enable us to service the notes we issued to Laurus, and we are unable to obtain alternative financing, we could be forced to:

•	reduce or delay capital expenditures;
•	sell some or all of our assets; or
•	limit or discontinue, temporarily or permanently, our operations or business.

We have been unable to pay certain payroll tax liabilities.

We have not paid $442,670 in payroll taxes owing by us, exclusive of interest and penalties which may be significant. This amount represents a portion of the payroll tax liability for the period from January 1, 2007 to June 30, 2007; all payroll taxes due for subsequent periods are current. If our cash flow or other capital resources do not improve, we will be unable to pay these amounts. If we are unable to pay the amounts currently owing, or are unable to pay such amounts as may become due in the future, our business will be harmed and we may be forced to curtail or cease our operations.

Ability to continue as a going concern.

Our independent auditors raised a concern in their report on our financial statements for our 2007 fiscal year about our ability to continue as a going concern. Due to our recurring losses from operations, stockholders’ deficit and difficulty in generating sufficient cash flow to meet our obligations and sustain our operations, there is “substantial doubt” about our ability to continue as a going concern. The uncertainty about our ability to continue as a going concern may limit our ability to access certain types of financing, or may prevent us from obtaining financing on acceptable terms.

An event of default under the Laurus notes could result in a material adverse effect on our business, operating results or financial condition.

As described above, Laurus holds four notes of ours with an aggregate principal balance of $6,320,028 as of July 31, 2008. Events of default under these notes include, among other things:

•	a failure to pay monthly interest and principal payments when due, subject to the expiration of any applicable grace period;
•
a material breach by us of any covenant or term or condition of the notes or in any agreement made in connection therewith and, to the extent subject to cure, the continuation of such breach without remedy for a period of thirty days;

•	a breach by us of any material representation or warranty made in the notes or in any agreement made in connection therewith;
•	any form of bankruptcy or insolvency proceeding instituted by or against us, which is not vacated within 30 days;
•
any attachment or levy in excess of $75,000 in the aggregate made upon our assets or a judgment rendered against our property involving a liability of more than $75,000 which shall remain unvacated, unbonded or unstayed for a period of 30 days;

•	a failure to timely deliver shares of common stock when due upon conversion of the convertible note or a failure to timely deliver a replacement note;
•
a Securities and Exchange Commission stop trade order or principal market trading suspension of our common stock is in effect for 5 consecutive trading days or 5 days during a period of 10 consecutive trading days, provided we are not able to cure such trading suspension within 30 days of receiving notice or are not able to list our common stock on another principal market within 60 days of such notice;

•
an indictment or threatened indictment of us or any of our executive officers under any criminal statute or commencement or threatened commencement of criminal or civil proceedings against us or any of our executive officers pursuant to which statutory or proceeding penalties or remedies available include forfeiture of any of our property; and

•	the departure of Michael O’Reilly, our chief executive and operating officer, from our senior management.

If we default, we will pay additional interest on the notes in an amount equal to 2% per month until the default is cured. In addition, if the holder of the notes demands payment of all amounts due and payable in connection with a default, we will be required to pay 110% of the outstanding principal amount of the notes and any accrued and unpaid interest. The cash required to pay such amounts will most likely come out of working capital, unless we are able to arrange alternative financing. Since we rely on our working capital for our day-to-day operations, such a default on the notes could have a material adverse effect on our business, operating results, or financial condition. To such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, your investment dollars would be at significant risk.

We are dependent on the incurrence of large one-time projects.

Due to the nature of the services we offer, we generate most of our revenues from new customers. We cannot anticipate whether we will be able to replace our revenues with revenues from new projects in future periods. During the fiscal year ended June 30, 2006, our projects in the areas damaged by Hurricanes Katrina and Wilma accounted for 56% of our revenues, which projects were completed by the third quarter of fiscal 2006. This is compared to no hurricane-related work during fiscal 2008 and fiscal 2007 as no hurricanes reached the United States during these fiscal years. As a partial result of this lack of hurricane-related work, our revenues in fiscal 2007 decreased by approximately $22,000,000 from fiscal 2006. We are not sure when and if we will be able to find other similar favorable business.

We could develop concentrations of credit risk.

We often contract with a limited number of customers. A small number of customers may therefore be responsible for a substantial portion of our revenues and accounts receivable at any time. While our management assesses the credit risk associated with each prospective customer prior to the execution of a definitive contract, no assurances can be given that such assessments will be correct or that we will not incur substantial, uncollectible accounts receivable.

We could be harmed by our slow collections of accounts receivable.

It typically takes us up to four months to collect on our accounts receivables. However, it has taken us significantly longer in our attempt to collect a significant amount of our accounts receivable arising from projects related to Hurricanes Katrina and Wilma. Although we have implemented measures in a continuing effort to improve our collections, no assurances can be given that they will be successful in improving our collections and cash flows. If our collections prove to be insufficient for our cash flow needs, this may have an adverse effect on our business and operations.

We must correctly manage growth.

Our potential growth, including growth relating to future disasters such as Hurricanes Katrina and Wilma, may place significant demands on our operational, managerial and financial resources. There can be no assurance that our current management, personnel and systems will be adequate to address this or any other future expansion of our business. In such event, any inability to manage our growth or operations effectively could have a material adverse effect on our business, financial condition and results of operations.

We cannot give any assurance that we will be able to secure additional financing to meet our future capital needs.

Our long-term capital requirements will depend upon many factors, including, but not limited to, cash flow from operations, our level of capital expenditures, our working capital requirements and the growth of our business. Historically, we have financed our operations primarily through issuances of debt and equity securities, through short-term borrowings from our former majority stockholder, and through cash generated from operations.

We are likely to need to incur additional indebtedness or raise additional capital in the near future to fund, in addition to our debt obligations, the capital needs of our operations and growth. There are no assurances that Laurus will provide financing in the future. In addition, our ability to borrow additional funds from lenders or investors other than Laurus may be limited in light of:

•	the senior security interest that Laurus holds securing its notes from us; and
•	the subordinated security interest that Spotless holds securing its $500,000 note.

No assurance can be given that additional debt or equity financing will be available or that, if either of such financing is available, the terms of such financing will be favorable to us or our stockholders without substantial dilution of their ownership and rights. If adequate funds are not available, we may be required to curtail our future operations significantly or to forego expansion opportunities. Further, until such time as we are able to increase the number of authorized shares of common stock, our ability to secure equity-related financing will be limited. As of June 30, 2008, our authorized shares of common stock were 150,000,000 shares, of which 44,113,709 shares were issued and outstanding, 103,702,220 shares were reserved under options, warrants and a convertible note and 2,184,071 shares were available for further issuance.

Due to the nature of our business and the intense regulatory climate in which we operate, our services are subject to extensive federal, state and local laws and regulations that are constantly changing.

These regulations impose stringent guidelines on companies that handle hazardous materials as well as other companies involved in various aspects of the environmental remediation services industry. Failure to comply with applicable federal, state and local regulations could result in substantial costs to us, the imposition of penalties or in claims not covered by insurance, any of which could have a material adverse effect on our business.

In addition to the burdens imposed on operations by various environmental regulations, federal law imposes strict liability upon present and former owners and operators of facilities that release hazardous substances into the environment and the generators and transporters of such substances, as well as persons arranging for the disposal of such substances. All such persons may be liable for the costs of waste site investigation, waste site clean up, natural resource damages and related penalties and fines. Such costs can be substantial.

Environmental remediation operations may expose our employees and others to dangerous and potentially toxic quantities of hazardous products.

Toxic quantities of hazardous products can cause cancer and other debilitating diseases. Although we take extensive precautions to minimize worker exposure and we have not experienced any such claims from workers or other persons, there can be no assurance that, in the future, we will avoid liability to persons who contract diseases that may be related to such exposure. Such persons potentially include employees, persons occupying or visiting facilities in which contaminants are being, or have been, removed or stored, persons in surrounding areas, and persons engaged in the transportation and disposal of waste material. In addition, we are subject to general risks inherent in the construction industry. We may also be exposed to liability from the acts of our subcontractors or other contractors on a work site.

The failure to obtain and maintain required governmental licenses, permits and approvals could have a substantial adverse effect on our operations.

The remediation industry is highly regulated. We are required to have federal, state and local governmental licenses, permits and approvals for our facilities and services. There can be no assurance as to the successful outcome of any pending application or demonstration testing for any such license, permit or approval. In addition, our existing licenses, permits and approvals are subject to revocation or modification under a variety of circumstances. Failure to obtain timely, or to comply with the conditions of, applicable licenses, permits or approvals could adversely effect our business, financial condition and results of operations. Should we expand our business and as new procedures and technologies are introduced, we may be required to obtain additional licenses, permits or approvals. We may be required to obtain additional licenses, permits or approvals if new environmental legislation or regulations are enacted or promulgated or existing legislation or regulations are amended, reinterpreted or enforced differently than in the past. Any new requirements that raise compliance standards may require us to modify our procedures and technologies to conform to more stringent regulatory requirements. There can be no assurance that we will be able to continue to comply with all of the environmental and other regulatory requirements applicable to our business.

A substantial portion of our revenues are generated as a result of requirements arising under federal and state laws, regulations and programs related to protection of the environment.

Environmental laws and regulations are, and will continue to be, a principal factor effecting demand for our services. The level of enforcement activities by federal, state and local environmental protection agencies and changes in such laws and regulations also effect the demand for such services. If the requirements of compliance with environmental laws and regulations were to be modified in the future, the demand for our services, and our business, financial condition and results of operations, could be materially adversely effected.

We are dependent on the successful development and commercial acceptance of our procedures and technologies.

We are constantly developing, refining and implementing our procedures and technologies for environmental remediation. Our operations and future growth are dependent, in part, upon the acceptance and implementation of these procedures and technologies. There can be no assurance that successful development of future procedures and technologies will occur or, even if successfully developed, that we will be able to successfully commercialize such procedures and technologies. The successful commercialization of our procedures and technologies may depend in part on ongoing comparisons with other competing procedures and technologies and more traditional treatment, storage and disposal alternatives, as well as the continuing high cost and limited availability of commercial disposal options. There can be no assurance that our procedures and technologies will prove to be commercially viable or cost-effective or, if commercially viable and cost-effective, that we will be successful in timely securing the requisite regulatory licenses, permits and approvals for any such procedures or technologies or that such procedures or technologies will be selected for use in future projects. Our inability to develop, commercialize or secure the requisite licenses, permits and approvals for our procedures and technologies on a timely basis could have a material adverse effect on our business, financial condition and results of operations.

We are subject to quarterly fluctuations in operating results.

Our revenue is dependent on our projects and the timing and performance requirements of each project. Our revenue is also effected by the timing of our customers’ remediation activities and need for our services. Due to this variation in demand, our quarterly results may fluctuate. Accordingly, specific quarterly or interim results should not be considered indicative of results to be expected for any future quarter or for the full year. It is possible that in future quarters, our operating results will not meet the expectations of investors. In such event, the price of our common stock could be materially adversely effected.

We increasingly seek large, multi-year contracts.

We are increasingly pursuing large, multi-year contracts as a method of achieving more predictable revenues, more consistent utilization of equipment and personnel, and greater leverage of sales and marketing costs. These larger projects, if performed on a fixed-price basis, pose significant risks if actual costs are higher than those estimated at the time of the placement of any fixed-price bids. A loss on one or more of such larger contracts could have a material adverse effect on our business, financial condition and results of operations. In addition, the failure to obtain, or a delay in obtaining, targeted large, multi-year contracts could result in significantly less revenue for us than anticipated.

Our operations are effected by weather conditions.

While we provide our services on a year-round basis, the services we perform outdoors or outside of a sealed environment may be adversely effected by inclement weather conditions. Extended periods of rain, cold weather or other inclement weather conditions may result in delays in commencing or completing projects, in whole or in part. Any such delays may adversely effect our operations and financial results and may adversely effect the performance of other projects due to scheduling and staffing conflicts.

Our ability to perform under our contracts and to successfully bid for future contracts is dependent upon the consistent performance of equipment and facilities in conformity with safety and other requirements of the licenses and permits under which we operate.

Our equipment and facilities are subject to frequent routine inspections by the regulatory authorities issuing such licenses and permits. In the event any of our key equipment and facilities were to be shut down for any appreciable period of time, either due to equipment breakdown or as the result of regulatory action in response to an alleged safety or other violation of the terms of the licenses under which we operate, our business, financial condition and results of operations could be materially adversely effected.

The environmental remediation industry is highly competitive and we face substantial competition from other companies.

Many of our competitors have greater financial, managerial, technical and marketing resources than we do. To the extent that competitors possess or develop superior or more cost effective environmental remediation solutions or field service capabilities, or otherwise possess or acquire competitive advantages compared to us, our ability to compete effectively could be materially adversely effected.

Our future success depends on our continuing ability to attract, retain and motivate highly qualified managerial, technical and marketing personnel.

We are highly dependent upon the continuing contributions of key managerial, technical and marketing personnel. Our business necessitates that we employ highly specialized technical, managerial and marketing employees who have industry-specific knowledge. Our employees may voluntarily terminate their employment with us at any time and competition for qualified technical personnel experienced in the environmental remediation industry is intense, particularly in light of the demand generated by hurricanes in prior years. The loss of the services of any of our key managerial, technical or marketing personnel, especially Michael O’Reilly, our chief executive officer, could materially adversely effect our business, financial condition and results of operations. We and Mr. O’Reilly are parties to an employment agreement which provides for his continued employment through July 1, 2010.

In order to successfully bid on and secure contracts to perform environmental remediation services of the nature offered by us to our customers, we sometimes must provide surety bonds with respect to each prospective and, upon successful bid, actual projects.

The number and size of contracts that we can perform from time to time is to a certain extent dependent upon our ability to obtain bonding. This ability to obtain bonding is dependent, in material part, upon our net worth and working capital. Our ability to obtain bonding has been limited in recent years. There can be no assurance that we will have adequate bonding capacity to bid on all of the projects which we would otherwise bid upon were we to have such bonding capacity or that we will in fact be successful in obtaining additional contracts on which we may bid, which could have a material adverse effect on our results of operations. None of our current projects require surety bonding.

Factors Affecting Our Securities

One major stockholder maintains the ability to control our operations.

Currently, Michael O’Reilly, our chief executive officer and president, owns an aggregate of 15,647,297 shares of our common stock and holds approximately 35.5% of our voting power. In addition, Mr. O’Reilly currently owns options which are exercisable for 24,306,273 shares of our common stock. Should Mr. O’Reilly exercise his options to the fullest extent possible, he would own 39,953,570 shares of our common stock and hold approximately 58.4% of our voting power. Accordingly, Mr. O’Reilly may be able to control the board of directors and thereby determine the corporate policy and the direction of our operations. Mr. O’Reilly entered into a lock-up agreement with Laurus that prohibits his disposition of his shares of our common stock and any and all related derivative securities until the earlier of (a) the repayment in full of the original Laurus convertible note or (b) June 30, 2010.

Conversion or exercise of our outstanding convertible or other derivative securities could substantially dilute your investment and the existence of our convertible and derivative securities could negatively effect the price of our common stock.

As required by Laurus in connection with consummating our amended financing transaction, we have issued to Laurus, subject to a beneficial ownership limitation of 9.99% :

•	the original note, which is convertible at $.09 per share into approximately 19,222,533 shares of our common stock;
•	options exercisable at $.0001 per share currently for 27,381,522 and 11,145,000 shares. Laurus has acquired 3,012,811 shares in connection with its partial exercises of the first option; and
•	a warrant exercisable at $.10 per share for 13,750,000 shares.

We also have other outstanding options to purchase up to 27,406,273 shares of our common stock, which include 24,306,273 shares issuable upon exercise of options granted to our president and chief executive officer exercisable at $.01 per share with respect to 2,000,000 shares, at $.07904 per share with respect to 5,486,309 shares and at $.09 per share with respect to 15,469,964 shares. Options to purchase 1,350,000 shares issued to our president and chief executive officer are exercisable at prices between $.1875 and $.34.

The issuance of any of these shares will dilute the percentage ownership of our current shareholders. The existence of these convertible and derivative securities could negatively effect the price of our common stock.

Future sales of substantial amounts of our common stock in the public market could have an adverse effect on the market price of our common stock.

As of July 31, 2008, we had 44,113,709 shares of common stock outstanding. The registration statement of which this prospectus forms a part registers for resale by the selling stockholders 6,800,000 shares of our common stock, or approximately 13.4% of our issued and outstanding common stock inclusive of such registered shares. In addition, Laurus may demand that we file additional registration statements upon 45 days notice to register shares held by them.

We are unable to predict the potential effect that sales into the market of these shares may have on the then prevailing market price of our common stock. It is likely that market sales of these shares (or the potential for these sales even if they do not actually occur) may have the effect of depressing the market price of our common stock. As a result, the potential resale and possible fluctuations in trading volume of such a substantial amount of our stock may affect our share price negatively.

If you are not an institutional investor, you may purchase our securities in this offering only if you reside within certain states and may engage in resale transactions only in those states and a limited number of other jurisdictions.

The “manual exemption” for secondary trading of securities to be resold by the selling stockholders under this registration statement is currently available by virtue of our listing in Standard and Poor’s. If you are not an “institutional investor,” you will need to be a resident of certain jurisdictions to purchase our securities in this offering. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. In order to prevent resale transactions in violation of states’ securities laws, you may engage in resale transactions only in states and in other jurisdictions in which an applicable exemption is available or a registration application has been filed and accepted. This restriction on resale may limit your ability to resell the securities purchased in this offering and may impact the price of our shares.

The manual exemption permits a security to be distributed in a particular state without being registered if the issuer of that security has a listing for that security in a securities manual recognized by the state. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions. Most of the accepted manuals are those published in Standard and Poor’s (in which we are listed), Mergent Investor Relation Services, Fitch’s Investment Service, and Best’s Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, California, Georgia, Illinois, Kentucky, Louisiana, Montana, New York, Pennsylvania, Tennessee, Vermont, Virginia and Wisconsin. If you reside in one of these states and are not an institutional investor, you generally will not be permitted to purchase shares in this offering unless there is an available exemption or we register the shares covered by this prospectus in such states. You will be permitted to purchase shares in this offering in New York as we have taken the steps required by the state to follow for the secondary trading of securities under this registration statement.

We are precluded from paying and do not anticipate paying any cash dividends to our common stockholders for the foreseeable future.

We are prohibited from declaring or paying any dividends to our common stockholders without Laurus’ prior written consent for so long as at least twenty-five percent ($1,837,500) of the original principal amount of the original Laurus convertible note ($7,350,000) is outstanding. Further, we expect that future earnings, if any, will be used to finance the working capital, debt service growth and the development of our business and do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. The payment of any future cash dividends by us will be dependent upon our earnings, the stability thereof, our financial requirements and other relevant factors. In addition, prior to paying any dividends on our common stock, we are required to pay any accrued and unpaid quarterly dividends on our series A convertible preferred stock.

Our securities are quoted on the Pink Sheets and there is limited trading of our securities, which may not provide liquidity for our investors.

Our securities are quoted on Pink Sheets. The market in which our securities trade is an inter-dealer, over-the-counter market that provides significantly less liquidity than the national or regional securities exchanges. Securities quoted on the Pink Sheets are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The Securities and Exchange Commission’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the Pink Sheets.

The market price of our common stock has fluctuated considerably and will probably continue to do so.

The stock markets have experienced price and volume fluctuations and the market price of our common stock has historically been volatile. The market price of our common stock could be subject to wide fluctuations in the future as well as in response to a variety of events or factors, some of which may be beyond our control. These could include, without limitation:

•	the occurrence of catastrophes requiring remediation;
•	our ability to obtain large projects;
•	changing policies and regulations of the federal, state, and local governments;
•	fluctuations in our financial results;
•	liquidity of the market for our securities;
•	future announcements of new competing technologies and procedures;
•	public perception of our entry into new markets; and
•	general conditions in our industry and the economy.

Our charter contains authorized, unissued preferred stock that may inhibit a change of control under circumstances that could otherwise give our stockholders the opportunity to realize a premium over prevailing market prices of our securities.

Our restated certificate of incorporation, as amended, and by-laws contain provisions that could make it more difficult for a third party to acquire us under circumstances that could give stockholders an opportunity to realize a premium over then-prevailing market prices of our securities. Our certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval and upon terms as it may determine. The rights of holders of our common stock are subject to, and may be adversely effected by, the rights of future holders of preferred stock. Section 203 of the Delaware General Corporation Law makes it more difficult for an “interested stockholder” (generally, a 15% stockholder) to effect various business combinations with a corporation for a three-year period after the stockholder becomes an “interested stockholder.” In general, these provisions may discourage a third party from attempting to acquire us and, therefore, may inhibit a change of control.

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on the beliefs and current expectations of and assumptions made by our management. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate,” “continue” or similar terms, variations of those terms or the negative of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the actual results, performance and achievements, whether expressed or implied by such forward-looking statements, not to occur or be realized. Such forward-looking statements generally are based upon our best estimates of future results, performance or achievement, based upon current conditions and the most recent results of operations. Actual results could differ materially from any expectation, estimate or projection conveyed by these statements and there can be no assurance that any such expectation, estimate or projection will be met. Numerous important factors, risks and uncertainties effect our operating results and could cause actual results to differ from the results implied by these or any other forward-looking statements. These potential factors, risks and uncertainties include, among other things, such factors as:

•	our ability to service our debt and other financial obligations;
•	the market acceptance and amount of sales of our services;
•	our success in increasing revenues and, except for special circumstances, reducing expenses;
•	the frequency and magnitude of environmental disasters or disruptions resulting in the need for the types of services we provide;
•	the extent of the enactment, enforcement and strict interpretations of laws relating to environmental remediation;
•	our ability to obtain and manage new and large projects;
•	the competitive environment within the industries in which we operate;
•	our ability to raise or access capital;
•	our ability to continue as a going concern;
•	our ability to effectively implement and maintain our internal controls and procedures;
•	our dependence on key personnel;
•	our ability to timely collect our accounts receivable;
•	our ability to attract and retain qualified personnel; and
•	the other factors and information disclosed and discussed under the “Risk Factors” and elsewhere in this prospectus.

You should carefully consider such risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements.

Except as may be required, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The foregoing discussion and analysis provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. This discussion should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference in this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock offered by the selling stockholders. The selling stockholders will receive all of the proceeds from the sale of our common stock offered by this prospectus.

SELLING STOCKHOLDERS INFORMATION

This prospectus only covers the 6,800,000 shares of common stock issued or to be issued to the selling stockholders. The following table lists certain information with respect to the selling stockholders as follows:

•	the selling stockholders’ names;
•	the number of outstanding shares of common stock beneficially owned by the selling stockholders prior to this offering; and
•	the number of shares of common stock offered by the selling stockholders.

Except for the financing transactions described in this prospectus, the selling stockholders have not had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years.

The selling stockholders may resell all, none or any portion of their shares in this offering. See “Plan of Distribution.”

The following table is as of July 31, 2008:

Number of
Shares to
	Shares Beneficially Owned		be Offered for	Shares Beneficially Owned
	Prior to the Offering		the Account	After Offering
	Number of	Percent of	of the Selling	Number of	Percent of
Name	Shares	Class	Stockholder (1)	Shares (2)	Class

PSource Structured Debt Limited	4,867,387(3)	9.99%(3)	6,137,498(4)	5,622,102(5)	9.99%(6)

Valens U.S. SPV I, LLC	1,146,518(7)	2.55%(7)	285,206(4)	861,312	1.67%(7)

Valens Offshore SPV I, Ltd.	4,695,596(8)	9.99%(8)	377,296(4)	5,450,312(5)	9.99%(5)

(1)	This table assumes that the selling stockholders will sell all shares offered for sale by them under this registration statement, although they are not required to sell their shares.

(2)	Assumes that all shares of common stock registered for resale by this prospectus will be sold.

(3)
Reflects PSource’s beneficial ownership of our shares through its right to acquire shares pursuant to derivative securities of ours which PSource owns, up to a maximum of 9.99% of our outstanding shares based on 44,113,709 shares of our common stock issued and outstanding as of July 31, 2008.

(4)
Details of the transaction under which the selling stockholders purchased our securities are provided in the Section entitled “Laurus Financing Transactions” below. This includes shares of common stock which may be acquired upon conversion of, or payment of principal or interest on, the Note.

(5)	Represents 9.99% of our outstanding shares, assuming the issuance and sale of all of the shares registered hereby.

(6)
Reflects PSource’s beneficial ownership of our shares through its right to acquire additional shares pursuant to the convertible note which PSource owns, up to a maximum of 9.99% of our outstanding shares based on 44,113,709 shares of our common stock issued and outstanding and assuming the issuance and sale of all of the 6,800,000 shares registered hereby.

(7)
Reflects direct beneficial ownership by Valens U.S. SPV I, LLC of 340,285 shares of common stock and its right to acquire 806,233 additional shares pursuant to other securities of ours which Valens U.S. SPV I, LLC owns.

(8)
Reflects beneficial ownership by Valens Offshore SPV I, Ltd. through its right to acquire shares pursuant to derivative securities of ours which Valens Offshore SPV I, Ltd. owns, up to a maximum of 9.99% of our outstanding shares based on 44,113,709 shares of our common stock issued and outstanding on July 31, 2008.

None of the selling stockholders are natural persons. They do not file any reports under the Securities and Exchange Act of 1934. They are not majority subsidiaries of a reporting company under the Securities and Exchange Act. They are not registered investment advisers under the 1940 Act or registered broker-dealers. They have represented they have no agreements or understandings, directly or indirectly, with any person to distribute our securities, as of the time of obtaining the convertible note held by them and have not entered into any agreements or understandings, directly or indirectly, with any person to distribute our securities since obtaining the convertible note held by them. The natural persons having voting and investment control over the securities held by the selling stockholders are David Grin and Eugene Grin.

The selling stockholders are neither registered broker-dealers nor affiliates of broker-dealers.

We are filing the registration statement, of which this prospectus is a part, primarily to fulfill a contractual obligation to do so.

No warrant solicitation fees were paid and the gross proceeds received by us in connection with the issuance of the convertible note and the non-convertible notes issued in January 2007, April 2007 and July 2007 were $7,350,000, $250,000, $250,000 and $100,000 respectively. Resale of certain shares of our common stock issuable in connection with the convertible note is covered by this prospectus.

We are unaware, since the issuance of our securities, whether the selling stockholders have entered into any agreements or understandings with any person to distribute these securities.

Laurus Financing Transactions

On June 30, 2005, we entered into a financing transaction with Laurus pursuant to the terms of a securities purchase agreement, as amended, and related documents. Under the terms of the financing transaction, we issued to Laurus:

•
a secured convertible term note, dated June 30, 2005, in the principal amount of $5,000,000 (as amended and restated, the “Note”). The Note bears interest at the prime rate as published in the Wall Street Journal plus 2% (but not less than 7.25%), decreasing by 2% (but not to less than 0%) for every 25% increase in the Market Price (as defined therein) of our common stock above the fixed conversion price of $.09 following the effective date(s) of the registration statement or registration statements as required to be filed by us pursuant to the registration rights agreement described below;

•
a twenty-year option (the “Initial Option”), dated June 30, 2005, to purchase 30,395,179 shares of our common stock at a purchase price of $.0001 per share, of which a portion has been exercised to purchase 3,012,811 shares; and

•	a seven-year common stock purchase warrant, dated June 30, 2005, to purchase 13,750,000 shares of our common stock at a purchase price of $0.10 per share.

After consummating the transaction on June 30, 2005, Laurus subsequently provided additional financing to us on the same terms and conditions as follows:

•	On July 13, 2005, Laurus loaned us an additional $350,000, and we amended and restated the Note, to be in the principal amount of $5,350,000.
•	On September 9, 2005, Laurus loaned us an additional $650,000, and we further amended and restated the Note to be in the principal amount of $6,000,000.
•	On October 6, 2005, Laurus loaned us an additional $1,350,000, and we further amended and restated the Note to be in the principal amount of $7,350,000.

On September 29, 2006, we entered into the Omnibus Amendment with Laurus and amended and restated the Note. The Omnibus Amendment and the Note improve for us certain terms of the original agreements between the parties and eliminate the authorized share deficiency that caused the necessity of applying derivative liability accounting. The Omnibus Amendment, which significantly reduced the shares issuable to Laurus, among other things, included the following terms:

1) $4,000,000 of the remaining principal balance on the Note became non-convertible.

2) Six months (July through December 2006) of principal payments under the Note were deferred to the maturity date.

3) Future monthly payments on the Note were reduced to $100,000 beginning January 1, 2007, first applied to interest and then to principal.

4) If at any time we have a cash and cash equivalents total balance in excess of $1,000,000, 50% of any cash received by us in excess of such amount will be used to pay down principal of the Note.

5) The Note was extended for one year through June 2009.

6) An option to purchase 11,145,000 shares of Common Stock at a purchase price of $.0001 per share was issued to Laurus on September 29, 2006 (together with the Initial Option, the “Options”).

7) The beneficial ownership cap on securities of ours that may be beneficially owned by Laurus at any one time has been raised from 4.99% to 9.99%.

8) Laurus agreed to transfer voting control of all securities of ours owned by them either to us or to a third party.

On January 8, 2008, we entered into an Omnibus Amendment and Waiver with Laurus, certain funds affiliated with Laurus and LV Administrative Services, Inc., as administrative and collateral agent. The second Omnibus Amendment further amended (i) the Note and (ii) the amended and restated secured term notes, described below.

The second Omnibus Amendment extended the time for full payment by us of (i) the principal and/or interest amounts previously waived and deferred under the Note, and (ii) the monthly amounts due in January 2008 and February 2008 under the Note, to a date which is the earlier to occur of the maturity date provided for in the Note and the date upon which all obligations arising under the loan documents relating to the Note have been paid in full; provided however, that as of and after March 1, 2008 all regularly scheduled monthly payments under the Note shall be due and payable on the dates set forth in the Note. A one month waiver was received from Laurus for the payment due March 1, 2008.

The second Omnibus Amendment also amended and extended the maturity date of the secured term notes issued in 2007 to June 30, 2009.

Pursuant to the second Omnibus Amendment, in consideration of the aforesaid waiver and deferral, we agreed to pay on the due date of the Note (i) $140,085 in cash to LV Administrative Services, Inc. to be distributed to Laurus and its affiliated funds as provided for in the second Omnibus Amendment and (ii) $9,917 in cash to Laurus Capital Management.

On March 31, 2008, we entered into an Omnibus Amendment to Warrant, Waiver to Note and Lockup Agreement with Laurus, certain funds affiliated with Laurus and LV Administrative Services, Inc., as administrative and collateral agent. Pursuant to the third Omnibus Amendment: (i) the payment on the Note due April 1, 2008 was deferred until April 30, 2008; (ii) one-half of the payment on the Note due May 1, 2007 was deferred until May 31, 2008; and (iii) the expiration date on the warrant held by Laurus was extended by ten years to June 30, 2022.

On April 30, 2008, we entered into an Omnibus Amendment and Waiver with Laurus, certain funds affiliated with Laurus and LV Administrative Services, Inc., as administrative and collateral agent. Pursuant to the fourth Omnibus Amendment: (i) the payments on the Note due on March 1, 2008, April 1, 2008 and May 1, 2008 were deferred to a date which is the earlier to occur of the maturity date of the Note or the date upon which all obligations arising under the loan documents relating to the Note have been paid in full, and (ii) in consideration of the deferral, we agreed to pay $50,000 in cash to LV Administrative Services, Inc. to be distributed to Laurus and its affiliated funds, on the same date the foregoing monthly payments were deferred to.

On May 30, 2008, we entered into an Omnibus Amendment with Laurus, certain funds affiliated with Laurus and LV Administrative Services, Inc., as administrative and collateral agent. Pursuant to the fifth Omnibus Amendment: (i) 95% (i.e., $95,000) of the payments on the Note due on June 1, 2008 and July 1, 2008 were deferred to a date which is the earlier to occur of the maturity date of the Note or the date upon which all obligations arising under the loan documents relating to the Note have been paid in full, and (ii) in consideration of the deferral, we agreed to pay $35,000 in cash to LV Administrative Services, Inc., as administrative and collateral agent, to be distributed to Laurus and its affiliated funds, on the same date the foregoing monthly payments were deferred to.

On July 31, 2008, we entered into an Omnibus Amendment with certain funds affiliated with Laurus and LV Administrative Services, Inc., as administrative and collateral agent. Pursuant to the sixth Omnibus Amendment, 90% of the payments on the Note due on August 1, 2008 was deferred to the date which is the earlier of the date we receive any payment from past or current litigation involving our company or November 1, 2008. In addition, we agreed to pay $30,000 as additional interest on the Note, which is payable on the date upon which we are required to repay the outstanding balance of the Note.

The Note (together with the $600,000 non-convertible notes issued by us to Laurus in January 2007, April 2007 and July 2007) are the only Laurus notes issued by us that are currently outstanding. Payments made by us on the notes, and conversions on the Note, have reduced the principal balance of the notes to $6,320,028 as of July 31, 2008.

Concurrently with the Laurus financing, on June 30, 2005, we also issued a variable interest rate secured promissory note in the principal amount of $500,000 to Spotless Plastics (USA), Inc., an affiliate of our previous majority stockholder and senior secured lender, bearing interest at LIBOR plus 1%.

There can be no assurance that we will be able to make the monthly payments of $100,000 due Laurus commencing August 1, 2008 or that waivers can be obtained in such event.

As part of the financing transaction, Laurus required us to obtain a $3,000,000 key man renewable term life insurance policy on the life of our president and chief executive officer. We are the beneficiary of the policy, which has a current annual premium of $24,969 payable by us. Laurus is a contingent beneficiary of this life insurance policy.

Set forth below is a summary of the material terms of the agreements governing the Laurus Note financing transaction, as amended through the date of this Prospectus:

The funds borrowed under the Laurus financing are governed by the Securities Purchase Agreement, as amended, the Note, a security agreement, a stock pledge agreement, a registration rights agreement, as amended, and subsidiary guarantees. Under the terms of the Securities Purchase Agreement, as amended, Laurus had a right to provide us with $1,300,000 of financing, in addition to the original $5,000,000 that it provided to us, on the same terms as the original Note. In connection with the additional borrowings described above, Laurus has provided all of such additional financing.

Principal Borrowing Terms and Prepayment. Pursuant to the terms of the Note, which matures on June 30, 2009, we made, on the first day of each month, monthly payments of principal to Laurus in the amount of $229,687, plus interest, for the period from January 1, 2006 through June 30, 2006. For the period from July 1, 2006 through December 31, 2006, we were required to make interest payments only. Commencing January 1, 2007, until maturity, we were required to make monthly payments to Laurus of $100,000, first applied to interest and then to principal. The payments due January 1, 2007 through March 1, 2007 were made through partial conversions of the Note in the amount owed. With respect to the payment due on April 1, 2007, a partial conversion of the Note was made to pay the interest due and a portion of the principal due. For the payment due May 1, 2007 through August 1, 2007, partial Note conversions were made by Laurus to pay only the interest portion of the monthly amounts due. No payments or conversions were made with respect to the September 1, 2007, October 1, 2007, November 1, 2007, December 1, 2007 and January 1, 2008 payment dates. Waivers deferring payment through January 7, 2008 were received for the unpaid principal and interest portion of such payments (totaling $754,651). Pursuant to the second Omnibus Amendment reached with Laurus on January 8, 2008, the due date for payment of all amounts for which such waivers were received as well as for the payment otherwise due February 1, 2008, were extended to a date which is the earlier to occur of the maturity date of the Note and the date upon which all obligations under the Note have been paid in full. As previously indicated, we received from Laurus a one month waiver for the payment due March 1, 2008 and then executed another Omnibus Amendment deferring the amounts due on April 1, 2008 to April 30, 2008. On April 30, 2008 and May 30, 2008, we entered into additional omnibus amendments with Laurus pursuant to which the payments due March 1, 2008, April 1, 2008 and May 1, 2008 and 95% of the payments due June 1, 2008 and July 1, 2008 were deferred until the earlier to occur of the maturity date of the Note or the date upon which all obligations arising under the Note and the related loan documents had been paid in full. On July 31, 2008, we entered into another omnibus amendment with Laurus pursuant to which 90% of the payment due August 1, 2008 was deferred to November 1, 2008 and we agreed to pay additional interest of $30,000 due at such time as we are required to repay the outstanding balance of the Note. Given our inability to make such payments in the past, there is no assurance that we will be able to make the payment due September 1, 2008, or any subsequent payment due, or be granted any waiver(s) with respect thereto. In the event of default, Laurus may call all of its loans. In addition, if at any time after September 29, 2006, we have a cash and cash equivalents balance of $1,000,000, 50% of any cash received by us in excess of such amount will be used to pay down principal of the Note. Principal repayments were originally due to commence starting November 1, 2005 but, in November 2005, Laurus agreed to defer the initial repayment date until January 1, 2006. The principal monthly payments due November 1, 2005 and December 1, 2005 in the aggregate amount of $459,375 were deferred until June 30, 2009. Laurus is required to convert the monthly payments due it into shares of our common stock, up to a maximum principal amount of $1,730,028 as of February 29, 2008, should all of the following conditions be satisfied:

•	the average closing price of our common stock for the five (5) trading days immediately prior to the first of each month is equal to or greater than $.10;
•
the amount of the payment then due is not an amount greater than thirty percent (30%) of the aggregate dollar trading volume of the common stock for the period of twenty-two (22) trading days immediately prior to the first day of each month for which payment is due;

•
the common stock to be issued has been registered under an effective registration statement under the Securities Act of 1933 or is otherwise covered by an exemption from registration for resale pursuant to Rule 144 of the Securities Act of 1933;

•	Laurus’ aggregate beneficial ownership of our shares of common stock does not and would not by virtue thereof exceed 9.99%;
•	we are not in default of the Note; and
•	the maximum number of shares of common stock into which the Note is convertible is not exceeded.

Should we be required to pay cash, this may have an adverse effect on our cash flow and liquidity.

The Note may be redeemed by us in cash by paying the holder of the Note 110% of the principal amount, plus accrued interest. As discussed below, the holder of the Note may convert a portion of the Note, together with related interest and fees, into fully paid shares of our common stock at any time, provided that, commencing September 29, 2006, the amount converted could not exceed $1,942,175 ($1,730,028 as of the date of July 31, 2008). The number of shares to be issued shall equal the principal amount of the Note to be converted, divided by an initial fixed conversion price of $.09.

The conversion price of the Note may be adjusted pursuant to customary anti-dilution provisions, such as if we pay a stock dividend, reclassify our capital stock or subdivide or combine our outstanding shares of common stock into a greater or lesser number of shares.

We may receive proceeds from the exercise of the Options and the warrant described above if Laurus elects to pay the exercise price in cash rather than effecting a cashless exercise. Laurus may effect a cashless exercise of the warrant if the market price of our common stock exceeds the per share exercise price, and it may effect a cashless exercise of the Options if (a) the market price of our common stock exceeds the per share exercise price and (b) (1) we have not registered the shares underlying the Options pursuant to an effective registration statement or (2) an event of default under the Note has occurred and is continuing. Upon a cashless exercise in lieu of paying the exercise price in cash, Laurus would receive shares of our common stock with a value equal to the difference between the market price per share of our common stock at the time of exercise and the exercise price per share set forth in the Options and the warrant, multiplied by the number of shares with respect to which the Options or warrant are exercised. There would be no proceeds payable to us upon a cashless exercise of the Options or the warrant. There can be no assurances that Laurus will exercise the Options or the warrant or that it will elect to pay the exercise price in cash in lieu of a cashless exercise. On September 12, 2005, we issued 1,500,000 shares of our common stock to Laurus in connection with its partial exercise of the Initial Option at an exercise price of $.0001 per share for an aggregate exercise price of $150. In addition, on June 29, 2007, August 2, 2007 and September 5, 2007, we issued 258,192, 324,243 and 930,376 shares, respectively, of our common stock to Laurus in connection with additional partial exercises of the Initial Option.

Laurus has contractually agreed to restrict its ability to convert the Note and/or exercise its warrant and Options if such conversion and/or exercise would cause its beneficial ownership of shares of our common stock to exceed 9.99% of the outstanding shares of our common stock, which is null and void without notice to us upon the occurrence and during the continuance of an event of default or upon 61 days’ prior written notice to us. Since Laurus is irrevocably prohibited from waiving this 9.99% limitation, except as described above, even if the other conditions allowing us to pay in shares of common stock have been satisfied, if Laurus cannot or does not reduce its ownership of our common stock at a time when such reduction would be necessary to allow us to make a payment in shares of common stock, we would be required to pay Laurus in cash. This may have an adverse effect on our cash flow and liquidity.

Events of Default and Collateral. In the event we default on the Note, we will be required to pay 110% of the outstanding principal amount of the Note, plus accrued but unpaid interest. In addition, upon the occurrence of an event of default, the interest rate charged with respect to the Note will be increased by 2% per month until the default is cured. The Note is secured by a lien on substantially all of our assets, including the stock of our subsidiaries, all cash, cash equivalents, accounts receivable, deposit accounts, inventory, equipment, goods, fixtures, documents, instruments, including promissory notes, contract rights and general intangibles, including payment intangibles. The Master Security Agreement, dated June 30, 2005, between us and Laurus, and as currently in effect, contains no specific financial covenants. The Master Security Agreement and the Note, as amended, define the circumstances under which they can be declared in default and subject to termination, including:

•	a failure to pay interest and principal payments under the Note when due on the first day of the month or prior to the expiration of the three business day grace period, unless agreed otherwise;
•
a breach by us of any material covenant or term or condition of the Note or in any agreement made in connection therewith and, to the extent subject to cure, the continuation of such breach without remedy for a period of fifteen or thirty days, as the case may be;

•	a breach by us of any material representation or warranty made in the Note or in any agreement made in connection therewith;
•	any form of bankruptcy or insolvency proceeding instituted by or against us, which is not vacated within 30 days;
•
any attachment or levy in excess of $75,000 in the aggregate made upon our assets or a judgment rendered against our property involving a liability of more than $75,000 which shall remain unvacated, unbonded or unstayed for a period of 30 days;

•	a failure to timely deliver shares of common stock when due upon conversion of the Note or a failure to timely deliver a replacement note;
•
a Securities and Exchange Commission stop trade order or principal market trading suspension of our common stock is in effect for five consecutive trading days or five days during a period of ten consecutive trading days, if we are not able to cure such trading suspension within 30 days of receiving notice or are not able to list our common stock on another principal market within 60 days of such notice;

•
an indictment or threatened indictment of us or any of our executive officers under any criminal statute or commencement or threatened commencement of criminal or civil proceedings against us or any of our executive officers pursuant to which statutory or proceeding penalties or remedies available include forfeiture of any of our property; and

•	the departure of Michael O’Reilly from our senior management.

Registration Rights. Pursuant to the terms of the Registration Rights Agreement, as amended, we were obligated to file, on or prior to December 15, 2006, a registration statement with the Securities and Exchange Commission registering the resale of 5,395,061 shares of our common stock issuable to Laurus, which registration statement was required to become effective by February 15, 2007, which deadlines were timely met. All of the shares registered for resale by Laurus in such registration statement were sold. We have also agreed to file such further registrations as necessary to register the remaining shares of common stock underlying the securities of ours owned by Laurus not registered in the foregoing registration statement, in each case within 45 days of written notice by Laurus. The registration statement of which this Prospectus is a part constitutes such a registration statement which is required to be filed.

As consideration for investment banking services in connection with the securities purchase agreement, as amended, we paid an aggregate of $262,900 or 3.58% of the gross proceeds, to Laurus Capital Management, L.L.C., which is an affiliate of Laurus. We also paid a transaction fee of $1,750,000 to Laurus as a condition of the securities purchase agreement, as amended.

As previously described, portions of the securities issued by us to Laurus have been transferred by Laurus to certain of its affiliates. Unless the context otherwise requires, references to Laurus in this Prospectus are deemed to include those affiliates to which it transferred such securities.

Non-Convertible Secured Notes. On January 12, 2007, April 18, 2007 and July 17, 2007, we issued non-convertible secured term notes to Laurus in the principal amount of $250,000, $250,000 and $100,000, respectively. Interest is payable monthly commencing February 1, 2007, May 1, 2007 and August 1, 2007, respectively, at per annum of $17.50% (plus an additional 5% per annum in the event of a default) and the principal is payable on June, 30, 2009. The notes are prepayable by us and provide Laurus with the option, in the event of a default, to demand repayment at 110% of the outstanding principal amount. In connection with the issuance of these notes, we also entered into Reaffirmation and Ratification Agreements with Laurus, pursuant to which we acknowledged and ratified all of our obligations to Laurus under the securities purchase agreement and related documents. Pursuant to this agreement, the obligations under the January 2007, April 2007 and July 2007 notes are subject to the terms of the security agreement between Laurus and us. A management fee of $8,750 was paid to Laurus in connection with the January and April transactions, and a management fee of $3,500 was paid to Laurus in connection with the July transaction.

Certain Value Considerations to the Selling Stockholders.

The transactions with Laurus represent a complicated value proposition to the selling stockholders. Below are certain disclosures regarding the total payments and other value received or to be received by the selling stockholders.

Total Dollar Value of Securities. The total dollar value of the common stock underlying the Note, calculated using the most recently reported trading prices on the dates the Note was sold to Laurus, is set forth below:

Principal Amount of Note	Issue Date	Closing Price of Common Stock on Date of Issuance	Number of Underlying Shares (1)	Dollar Value of Underlying Shares (1)

$5,000,000.00	6/30/2005	$0.09	55,555,556	$5,000,000.00
350,000.00	7/13/2005	$0.09	3,888,889	350,000.00
650,000.00	9/9/2005	$0.45	7,222,222	3,250,000.00
1,350,000.00	10/6/2005	$0.18	15,000,000	2,700,000.00

$7,350,000.00			81,666,667	$11,300,000.00

(1)	Pursuant to the Omnibus Amendment entered into with Laurus in September 2006, $3,990,000 principal amount of the Note is no longer convertible.

Payments to the Selling Stockholders. The payments (including the value of payments made in the form of common stock or common stock equivalents) required to be made or potentially required to be made by us in connection with the sale of the Note to any selling stockholder, any affiliate of a selling stockholder or any person with whom any selling stockholder has a contractual relationship regarding the transaction, are set forth below:

Selling Stockholders / Laurus	Principal Amount of Note	Original Issue Dates	All Interest Payments	Transaction Fees		Management and Due Diligence Fees	Other		Total
Laurus Master Fund, Ltd.	$-	6/30-10/6/2005	$2,104,040	$1,985,002	(1)	$262,900	$51,133	(2)	$4,403,075

PSource Structured Debt Limited	6,768,147		31,098	-		-	-		31,098

Valens U.S. SPV I, LLC	246,558		50,024	-		-	-		50,024

Valens Offshore SPV I, Ltd.	335,295		66,048	-		-	-		66,048

Total	$7,350,000		$2,252,210	$1,985,002		$262,900	$51,133		$4,550,245

(1)	Of this amount, $9,917 is payable to Laurus Capital Management and $225,085 is payable to LV Administrative Services, Inc. for distribution to Laurus and its affiliated funds.

(2)	Represents additional amount paid for making interest payments in cash. The provision giving rise to these payments is no longer applicable.

Total Possible Profit on Securities. The following presents information with respect to the total possible profit to be realized by the selling stockholders and their affiliates as a result of conversion discounts for the Options, warrant and note originally issued to Laurus:

Security (including principal amount of Note)	Number of Shares Underlying Warrant/ Option/Note	Issuance Date	Exercise/ Conversion Price	Closing Price of Common Stock On Date of Issuance	Market Price of Underlying Shares on Issuance Date	Total Combined Exercise/ Conversion Price	Possible Profit on Exercise/ Conversion of Warrant/Option/ Note

Option	30,395,179	6/30/2005	$0.0001	$0.09	$2,735,566	$3,040	$2,732,526

Warrant	13,750,000	6/30/2005	0.1000	0.09	1,237,500	1,375,000	(137,500)

Option	11,145,000	9/29/2006	0.0001	0.15	1,671,750	1,115	1,670,635

Note ($5,000,000)	55,555,556	6/30/2005	0.09	0.09	5,000,000	5,000,000	0

Note ($350,000)	3,888,889	7/13/2005	0.09	0.09	350,000	350,000	0

Note ($650,000)	7,222,222	9/9/2005	0.09	0.45	3,250,000	650,000	2,600,000

Note ($1,350,000)	15,000,000	10/6/2005	0.09	0.18	2,700,000	1,350,000	1,350,000

					$16,944,816	$8,729,155	$8,215,661

Net Proceeds to Us. The table below demonstrates our net proceeds after taking into account all possible payments to the selling stockholders, any affiliate of the selling stockholders, or any person with whom any selling stockholder has a contractual relationship regarding the transaction:

Gross Proceeds Paid to the Company	All Payments that May be Made to Selling Stockholders / Laurus During the Life of the Notes		Net Proceeds to the Company

$7,350,000	$4,550,245	(1)	$2,799,755

(1)
Consists of $2,252,210 interest payments made and required to be made over the life of the Note, $1,985,002 of transaction fees, $262,900 of management and due diligence fees and $51,133 of other (see note (2) above to table under “Payments to the Selling Stockholders”).

Shares Registered for Resale by Selling Stockholders. The following chart sets forth information relating to the number of shares registered for resale by the selling stockholders:

Number of Shares Outstanding at June 29, 2005 Held by Non-Affiliates	Number of Shares Previously Registered by Selling Stockholders/ Laurus	Number of Shares Registered for Resale by Selling Stockholders or Affiliates that Continue to be Held	Number of Shares Sold in Registered Resale Transactions by the Selling Stockholders or Affiliates	Number of Shares Currently Proposed to be Registered for Resale by the Selling Stockholders

16,153,546	5,395,061	0	5,395,061	6,800,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our voting stock as of July 31, 2008 of:

•
each person known by us to beneficially own 5% or more of the outstanding shares of any class of our voting stock, based on filings with the Securities and Exchange Commission and certain other information;

•	each of our executive officers and directors; and
•	all of our executive officers and directors, as a group.

	Class
	Common Stock			Series A Preferred
	Amount and Nature			Amount and Nature
	of Beneficial Ownership (1)			of Beneficial Ownership (1)
Name of	Number of Shares		Percent of	Number of Shares	Percent of
Beneficial Owner	Beneficially Owned		Class	Beneficially Owned	Class

Michael O’Reilly(2)	39,953,570	(3)	58.4%	-	-
Anthony P. Towell(2)	914,533	(4)	2.0%	-	-
Dr. Kevin Phillips(5)	1,645,839	(6)	3.6%	650,000	50.0%
Arthur J. Wasserspring(2)	0		*	-	-
Gary Molnar(5)	1,135,839	(7)	2.5%	650,000	50.0%
Valens Offshore SPV I, Ltd. (8)	4,695,596	(9)	9.9%	-	-
Psource Structured Debt Limited (8)	4,867,385	(10)	9.9%	-	-
All directors and Executive Officers as a group
(4 individuals)	42,513,942	(11)	60.1%	650,000	50.0%

* Less than 1 percent

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, included are shares of our common stock subject to options, warrants, or convertible notes held by that person that are currently exercisable or convertible or will become exercisable or convertible within 60 days, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)	The address for this person is c/o Windswept Environmental Group, Inc., 895 Waverly Avenue, Holtsville, New York 11742.

(3)
Includes 15,647,297 shares of our common stock directly held by Mr. O'Reilly and options under which he may purchase 24,306,273 shares of our common stock. Does not include 11,000 shares of our common stock directly held by the wife of Mr. O'Reilly, as to which Mr. O'Reilly disclaims beneficial ownership.

(4)
Includes 10,000 shares of our common stock directly held by Mr. Towell, 4,533 shares of our common stock held jointly by Mr. Towell and his wife, and options under which he may purchase 900,000 shares of our common stock.

(5)	The address for each of Dr. Phillips and Mr. Molnar is c/o FPM Group Ltd., 909 Marconi Avenue, Ronkonkoma, New York 11779.

(6)
Includes 245,839 shares of our common stock directly held by Dr. Phillips, options under which he may purchase 750,000 shares of our common stock and 650,000 shares of our common stock issuable upon conversion of 650,000 shares of series A convertible preferred stock directly held by Dr. Phillips.

(7)
Includes 235,839 shares of our common stock directly held by Mr. Molnar, 650,000 shares of our common stock issuable upon conversion of 650,000 shares of our series A preferred stock directly held by Mr. Molnar and an option to purchase 250,000 shares of our common stock.

(8)
The address for Valens Offshore SPV I, Ltd. is c/o Valens Capital Management, LLC, 335 Madison  Avenue, 10th Floor, New York, New York 10017. The address for PSource Structured Debt Limited  is c/o Laurus Capital Management, LLC, 335 Madison Avenue, 10th Floor, New York, New York 10017.  Both of these companies are affiliates of Laurus, and the natural persons having voting and investment  control over the securities held by Laurus and its affiliates are David Grin and Eugene Grin. Laurus itself  no longer beneficially owns any shares of our common stock.  Valens U.S. SPV I, LLC. is a selling  stockholder but is not a beneficial owner owning more than 5% of our common stock and is thus not  reported in the table above.

(9)
The shares of common stock reported as beneficially owned by Valens Offshore SPV I, Ltd. includes 1,806,344 shares of outstanding common stock and a portion of the 1,066,557 shares that it has the right to acquire upon conversion of the note and 14,657,835 shares that it has the right to acquire upon exercise of options. Valens Offshore SPV I, Ltd. is subject to a beneficial ownership limitation of 9.99% of our common stock. The amount reported as beneficially owned is subject to such limitation.

(10)
The shares of common stock reported as beneficially owned by PSource Structured Debt Limited includes 258,521 shares of outstanding common stock and a portion of 17,349,744 shares that PSource Structured Debt Limited has a right to acquire upon conversion of the note, 13,750,000 shares that it has a right to acquire upon exercise of warrants and 23,868,688 shares upon exercise of options. Psource Structured Debt Limited is subject to a beneficial ownership limitation of 9.99% of our common stock. The amount reported as beneficially owned is subject to such limitation.

(11)
Includes 15,907,669 shares of our common stock directly held, options to purchase an aggregate of 25,956,273 shares of our common stock, and 650,000 shares of our common stock issuable upon conversion of 650,000 shares of series A convertible preferred stock.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock on behalf of the selling stockholders and their pledgees, transferees, assignees, distributors and successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledgee, partnership or limited liability company distribution or other non-sale related transfer. The name of any pledgee, transferee, assignee, distributor or successors-in-interest selling shares added after effectiveness would be added in a post-effective amendment to the registration statement of which this prospectus forms a part. The selling stockholders may offer their shares of our common stock at prevailing market prices, at prices related to the prevailing market prices, at negotiated prices or at fixed prices or in competitively bid transactions. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

The selling stockholders may offer their shares of common stock at various times in one or more of the following transactions:

•	in ordinary broker’s transactions and transactions in which the broker solicits purchasers;
•	in purchases by a broker-dealer for its account pursuant to this prospectus;
•	in transactions involving cross or block trades;
•	in transactions “at the market” to or through market makers in the common stock or into an existing market for the common stock;
•	in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;
•	through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;
•	in privately negotiated transactions;
•	in transactions to cover short sales made after the convertible note is no longer outstanding;
•	in underwritten transactions;
•	in any other method permitted pursuant to applicable law; or
•	in a combination of any of the above transactions.

The selling stockholders also may sell all or a portion of their shares in open market transactions in accordance with Rule 144 under the Securities Act, provided that such sales meet the criteria and conform to the requirements of that rule. In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least six months is entitled to sell within any three-month period up to that number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which on July 31, 2008 was 44,113,709 shares, or
•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of such person’s Form 144.

Sales under Rule 144 are also subject to certain “manner of sale” provisions and notice requirements and to the requirement that current public information about the issuer be available. Under Rule 144, a person who is not deemed to have been an affiliate of the issuer at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144.

From time to time, the selling stockholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling stockholders default in performance of their secured obligations, the pledgees or secured parties may offer to sell the shares from time to time by this prospectus. The selling stockholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by the selling stockholders will decrease as and when the selling stockholders transfer or donate their shares or default in performing obligations secured by their shares. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors-in-interest will be selling stockholders for purposes of this prospectus. In such event, the name of any pledgee, transferee, assignee, distributor or successor-in-interest selling shares added after effectiveness would be added in a post-effective amendment to the registration statement of which this prospectus forms a part.

Pursuant to the Securities Purchase Agreement, as amended, the selling stockholders are contractually prohibited from selling short shares of our common stock while the convertible note is outstanding. To the extent that the convertible note has been satisfied and the selling stockholders sell short shares of our common stock, the selling stockholders may deliver this prospectus in connection with such short sales and use the shares offered by this prospectus to cover any such short sales. As of the date of this prospectus, the convertible note is outstanding and thus Laurus is prohibited from selling short shares of our common stock and has been so prohibited prior to the effectiveness of the registration statement of which this prospectus forms a part.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. The broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders, including positions assumed in connection with distributions of the shares by such broker-dealers or other financial institutions. The selling stockholders also may enter into options or transactions with broker-dealers or other financial institutions that involve the delivery of shares to the broker-dealers or other financial institutions, who may then resell or otherwise transfer such shares. In addition, the selling stockholders may loan or pledge shares to a broker-dealer or other financial institution, which may sell the loaned shares or, upon a default by the selling stockholders of the pledge obligation, may sell or otherwise transfer the pledged shares.

We have advised the selling stockholders that during such times as they may be engaged in a distribution of the shares, they are required to comply with Regulation M under the Securities Exchange Act. With some exceptions, Regulation M prohibits the selling stockholders, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete. We will make copies of this prospectus available to the selling stockholders and shall notify the selling stockholders of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of shares of our common stock.

The selling stockholders may use broker-dealers to sell its shares of our common stock. If this occurs, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from the purchasers of shares of common stock for whom they acted as agents. These brokers may act as dealers by purchasing any and all of the shares covered by this prospectus either as agents for others or as principles for their own accounts and reselling these securities under the prospectus.

Any broker-dealers or other persons acting on behalf of parties that participate in the distribution of the shares may be considered underwriters under the Securities Act. As such, any commissions or profits they receive on the resale of the shares may be considered underwriting discounts and commissions under the Securities Act. We cannot presently estimate the amount of such compensation. In offering the shares covered by this prospectus, the selling stockholders may be deemed to be underwriters within the meaning of the Securities Act of 1933 in connection with such sales.

As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling stockholders with respect to the offer or sale of the shares under this prospectus. If we become aware of any agreement, arrangement or understanding, to the extent required under the Securities Act, we will file a prospectus supplement to disclose:

•	the name of any of the broker-dealers;
•	the number of shares involved;

•	the price at which the shares are to be sold;
•	the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;
•	that the broker-dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented; and
•	other facts material to the transaction.

Certain of the agreements with the selling stockholders contain reciprocal indemnification provisions between us and the selling stockholders to indemnify each other against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale to the public of the shares of common stock covered by this prospectus, other than commissions, fees and discounts of underwriters, brokers, dealers and agents, if any. Laurus has agreed to reimburse us up to $63,500 for certain legal expenses incurred by us in connection with the preparation of the registration statement of which this prospectus is a part.

It is possible that a significant number of shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

This offering by the selling stockholders will terminate on the date on which the selling stockholders have sold all of such selling stockholders’ shares.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation requires that we indemnify our directors and officers for certain liabilities incurred in the performance of their duties on our behalf. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons as provided in the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for our company by Moomjian, Waite, Wactlar & Coleman, LLP, Jericho, New York.

EXPERTS

Our audited consolidated financial statements for the fiscal year ended June 30, 2007 and June 30, 2006 incorporated by reference in this prospectus and the related registration statement have been audited by Holtz Rubenstein Reminick LLP, independent registered public accounting firm, as set forth in their report on our audited consolidated financial statements (which report expresses an unqualified opinion, and includes an explanatory paragraph concerning substantial doubt about our ability to continue as a going concern) incorporated by reference herein and elsewhere in the registration statement, and are included in reliance upon their report given upon the authority of Holtz Rubenstein Reminick LLP as experts in accounting and auditing.

The consolidated financial statements incorporated in this prospectus by reference for the fiscal year ended June 28, 2005 from our Annual Report on Form 10-K for the year ended June 30, 2007 have been audited by Massella & Associates, CPA, PLLC, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion, and includes an explanatory paragraph concerning substantial doubt about our ability to continue as a going concern), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to our common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. The registration statement, including exhibits and schedules, may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C., and copies of all or any part of it may be obtained from that office after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus. We incorporate by reference the following documents we filed with the Securities and Exchange Commission:

•	Our Annual Report on Form 10-K for the year ended June 30, 2007 (Commission File No. 0-17072);
•	Our Forms 10-Q for the quarters ended September 30, 2007, December 31, 2007 and March 31, 2008 (Commission File No. 0-17072);
•	Our Form 8-K filed on November 27, 2007 (Commission File No. 0-17072);
•	Our Form 8-K filed on January 11, 2008 (Commission File No. 0-17072);
•	Our Form 8-K filed on April 3, 2008 (Commission File No. 0-17072);
•	Our Form 8-K filed on May 5, 2008 (Commission File No. 0-17072);
•	Our Form 8-K filed on June 4, 2008 (Commission File No. 0-17072);
•	Our Form 8-K filed on August 6, 2008 (Commission File No. 0-17072); and
•
The description of our common stock contained in our Registration Statement on Form 8-A, including any amendment(s) or report(s) filed for the purpose of updating such description (Commission File No. 1-9991).

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with the prospectus, at no cost. Any such request may be made either orally or in writing to the following telephone number or address:

Investor Relations
Windswept Environmental Group, Inc.
895 Waverly Avenue
Holtsville, New York 11742
(631) 289-5500

All of the documents that have been incorporated by reference in this prospectus may be accessed via the Internet at www.tradewindsenvironmental.com.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the shares of our common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$18.04
Accounting fees and expenses	12,000.00
Legal fees and expenses	63,500.00
Printing expenses	500.00
Blue sky fees and expenses	2,000.00
Miscellaneous expenses	981.96
Total	$79,000.00

Item 14. Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify any of its directors and officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if any such person acted in good faith and in a manner reasonably believed to be in or not opposed to be in the best interests of the corporation, and (ii) in connection with any criminal action or proceeding if such person had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, however, Section 145 provides that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in review of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper. Article VIII of the registrant’s Certificate of Incorporation, as amended, requires that the registrant indemnify its directors and officers for certain liabilities incurred in the performance of their duties on behalf of the registrant to the fullest extent allowed by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

On July 17, 2007, we sold to Laurus a non-convertible secured term note in the principal amount of $100,000.

On April 18, 2007, we sold to Laurus a non-convertible secured term note in the principal amount of $250,000.

On January 12, 2007, we sold to Laurus a non-convertible secured term note in the principal amount of $250,000.

The Company issued an aggregate of 6,902,370 shares of common stock to Laurus upon conversion of notes held by it as follows:

Date	Shares
August 7, 2007	336,151
July 20, 2007	2,000,000
June 8, 2007	411,111
May 18, 2007	288,889
May 4, 2007	175,000
April 20, 2007	333,333
April 13, 2007	250,000
March 23, 2007	83,333
March 6, 2007	90,000
February 26, 2007	222,222
February 13, 2007	604,553
January 3, 2007	666,667
December 5, 2006	1,111,111
August 4, 2006	180,000
July 12, 2006	150,000

On September 12, 2005, we issued 1,500,000 shares of our common stock to Laurus, pursuant to its partial exercise of an option we issued to it on June 30, 2005 to purchase such shares at an exercise price of $.0001 per share, for $150 in the aggregate with respect to the partial exercise. In addition, on June 29, 2007, August 2, 2007 and September 5, 2007, we issued 258,192, 324,243 and 930,376 shares, respectively, of common stock to Laurus in connection with additional partial exercises of such option.

On June 30, 2005, we sold to Laurus a secured convertible note in the principal amount of $5,000,000, pursuant to a Securities Purchase Agreement, as amended, and related agreements. In addition, we also issued to Laurus, as part of the financing transaction and for no separate or additional consideration, (a) a twenty-year option to purchase 30,395,179 shares of our stock at a purchase price of $.0001 per share and (b) a seven-year common stock purchase warrant to purchase 13,750,000 shares of our common stock at a purchase price of $0.10 per share, the expiration date of such warrant being extended by ten years by virtue of an omnibus amendment entered into by us with Laurus on March 31, 2008. On July 13, 2005, Laurus loaned to us an additional $350,000 on the same terms and conditions as the original secured convertible term note, and we amended and restated the note to be in the principal amount of $5,350,000. On September 9, 2005, Laurus loaned to us an additional $650,000 on the same terms and conditions as the original secured convertible term note, and we further amended and restated the note to be in the principal amount of $6,000,000. On October 6, 2005, Laurus loaned to us an additional $1,350,000 on the same terms and conditions as the original secured convertible term note, and we further amended and restated the note to be in the principal amount of $7,350,000. On September 29, 2006, we entered into an omnibus amendment with Laurus and further amended and restated the note.

In addition, on June 30, 2005, we issued a subordinated secured promissory note to Spotless in the principal amount of $500,000. Concurrently, Spotless surrendered its remaining 45,865,143 shares to us.

Additionally, on June 30, 2005, we issued (i) an option exercisable at $.09 per share to Michael O’Reilly to purchase 15,469,964 shares of our common stock and (ii) ten-year options exercisable at $.09 per share to our series A convertible preferred stock stockholders, including Dr. Kevin J. Phillips, one of our directors, to purchase an aggregate of 500,000 shares of our common stock in consideration for their agreement to:

•
propose and vote in favor of an amendment to our certificate of incorporation in order to accommodate the full issuance of the shares of our common stock underlying the Note and the option and warrant the company issued to Laurus;

•
postpone their right, upon six months’ notice after February 2007, to require us to redeem their series A convertible preferred stock, until the earlier of six months after the repayment of the Note or June 30, 2010;

•	defer receipt of dividend payments on the series A convertible preferred stock due after June 30, 2005, until the earlier of six months after the repayment of the Note or June 30, 2010; and
•	forbear from appointing a second director until the earlier of (a) June 30, 2008 or (b) the repayment in full of the secured convertible term note that we have issued to Laurus.

On September 29, 2006, we entered into an omnibus amendment with Laurus and amended and restated the Note. Effective January 1, 2007, we are obligated to pay $100,000 per month on the first day of each month, applied first to interest and then to principal. The omnibus amendment and Note improved for us certain terms of the original agreements between the parties and eliminated the authorized share deficiency that caused the necessity of applying derivative liability accounting. In connection with the omnibus amendment, we issued Laurus an option to purchase 11,145,000 shares of common stock at a nominal exercise price.

All of the securities were sold in private offerings pursuant to exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 16. Exhibits and Financial Statement Schedules

(a) Certain of the following exhibits have been previously filed with the Securities and Exchange Commission and are incorporated herein by reference from the documents described below.

Number	Description

(a) (1)	Our financial statements together with a separate table of contents are annexed hereto.

(2)	Financial Statement Schedules are listed in the separate table of contents annexed hereto.

(3)	Exhibits.

3.1
Amended and Restated Certificate of Incorporation of Windswept filed with the Delaware Secretary of State on March 3, 1995 (Incorporated by reference to Exhibit 3.1 of Windswept’s Registration Statement on Form S-1/A filed with the SEC on February 3, 2006).

3.2
Certificate of Designations of Series A Convertible Preferred Stock filed with the Delaware Secretary of State on February 28, 1997 (Incorporated by reference to Exhibit 3.2 of Windswept’s Registration Statement on Form S-1/A filed with the SEC on February 3, 2006).

3.3
Certificate of Amendment to the Certificate of Incorporation of Windswept filed with the Delaware Secretary of State on March 20, 1997 (Incorporated by reference to Exhibit 3.04 of the Company’s Annual Report on Form 10-KSB (Date of Report: April 30, 1997) filed with the SEC on October 3, 1997).

3.4
Certificate of Designations of Series B Preferred Stock (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K (Date of Report: October 29, 1999) filed with the SEC on November 12, 1999).

3.5
Certificate of Amendment to the Certificate of Incorporation of Windswept filed with the Delaware Secretary of State on September 18, 2000 (Incorporated by reference to Exhibit 3.5 of Windswept’s Registration Statement in Form S-1/A filed with the SEC on February 3, 2006).

3.6
Certificate of Amendment to the Certificate of Incorporation of Windswept filed with the Delaware Secretary of State on March 15, 2001 (Incorporated by reference to Exhibit 3.6 of Windswept’s Registration Statement on Form S-1/A filed with the SEC on February 3, 2006).

3.7	By-laws of Windswept (Incorporated by reference to Exhibit 3.3 of the Company’s Registration Statement (No. 33-14370 N.Y.) filed with the SEC on June 1, 1987).

4.1
Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.01 of Windswept’s Annual Report on Form 10-KSB for the fiscal year ended April 30, 1998, filed with the SEC on August 13, 1998).

5.1	Opinion of Moomjian, Waite, Wactlar & Coleman, LLP.

10.1
Option Certificate for 2,000,000 stock options issued to Michael O’Reilly (Incorporated by reference to Exhibit 4.05 of Windswept’s Annual Report on Form 10-KSB for the fiscal year ended April 30, 1997, filed with the SEC on October 3, 1997).

10.2	1997 Incentive Plan (Incorporated by reference to Exhibit 4.1 of Windswept’s Registration Statement on Form S-8 (No. 333-22491) filed with the SEC on February 27, 1997).

10.3	1998 Stock Incentive Plan (Incorporated by reference to Exhibit 4.1 of Windswept’s Registration Statement on Form S-8 (No. 333-61905) filed with the SEC on August 20, 1998).

10.4	2001 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 of Windswept’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2001, filed with the SEC on March 19, 2001).

10.5
Employment Agreement, dated June 30, 2005, between Windswept and Michael O’Reilly (Incorporated by reference to Exhibit 10.15 of Windswept’s Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.6
Option to purchase 15,464,964 shares of common stock dated June 30, 2005, issued by Windswept to Michael O'Reilly (Incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.7
Option to purchase 2,000,000 shares of common stock dated May 24, 2005, issued by Windswept to Michael O’Reilly (Incorporated by reference to Exhibit 10.8 of Windswept’s Annual Report on Form 10-K for the fiscal year ended June 28, 2005, filed with the SEC on October 3, 2005).

10.8
Option to purchase 250,000 shares of common stock dated May 24, 2005, issued by Windswept to Michael O’Reilly (Incorporated by reference to Exhibit 10.9 of Windswept’s Annual Report on Form 10-K for the fiscal year ended June 28, 2005, filed with the SEC on October 3, 2005).

10.9
Option to purchase 250,000 shares of common stock dated May 24, 2005, issued by Windswept to Tony Towell (Incorporated by reference to Exhibit 10.10 of Windswept’s Annual Report on Form 10-K for the fiscal year ended June 28, 2005, filed with the SEC on October 3, 2005).

10.10
Option to purchase 100,000 shares of common stock dated December 6, 2004, issued by Windswept to Tony Towell (Incorporated by reference to Exhibit 10.11 of Windswept’s Annual Report on Form 10-K for the fiscal year ended June 28, 2005, filed with the SEC on October 3, 2005).

10.11
Stock Option Agreement dated October 29, 1999 between the Company and Michael O’Reilly. (Incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K (Date of Report: October 29, 1999) filed with the SEC on November 12, 1999).

10.12
Stock Option Agreement dated October 29, 1999 between the Company and Michael O’Reilly relating to options vesting upon exercise of the convertible note (Incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K (Date of Report: October 29, 1999) filed with the SEC on November 12, 1999).

10.13
Option to purchase 100,000 shares of common stock dated December 6, 2004, issued by Windswept to Dr. Kevin Phillips (Incorporated by reference to Exhibit 10.14 of Windswept’s Annual Report on Form 10-K for the fiscal year ended June 28, 2005, filed with the SEC on October 3, 2005).

10.14
Amendment No. 1 to the Account Receivable Finance Agreement, dated June 30, 2005, by and among Windswept, Trade-Winds and Spotless (Incorporated by reference to Exhibit 10.19 of the Company’s Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.15
Securities Purchase Agreement, dated June 30, 2005, by and between Windswept and Laurus. (Incorporated by reference to Exhibit 10.1 of Windswept’s Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.16
Funds Escrow Agreement, dated June 30, 2005, by and among Windswept, Laurus and Loeb & Loeb LLP, as escrow agent (Incorporated by reference to Exhibit 10.24 of the Company’s Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.17
Option, dated June 30, 2005, issued by Windswept to Laurus (Incorporated by reference to Exhibit 10.3 of Windswept’s Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.18
Common Stock Purchase Warrant, dated June 30, 2005, issued by Windswept to Laurus. (Incorporated by reference to Exhibit 10.4 of Windswept’s Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.19
Master Security Agreement, dated June 30, 2005, by and among Windswept, Trade-Winds Environmental Restoration Inc. (“Trade-Winds”), North Atlantic Laboratories, Inc. (“North Atlantic”) and Laurus. (Incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.20
Option to purchase 250,000 shares of common stock, dated June 30, 2005, issued by Windswept to Dr. Kevin Phillips (Incorporated by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.21
Option to purchase 250,000 shares of common stock, dated June 30, 2005, issued by Windswept to Gary Molnar (Incorporated by reference to Exhibit 10.8 of the Company’s Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.22
Forebearance and Deferral Agreement, dated June 30, 2005, by and among Windswept, Michael O’Reilly, the Series A Convertible Preferred Stockholders and Laurus (Incorporated by reference to Exhibit 10.9 of the Company’s Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.23
Bonding Support Letter from Michael O’Reilly to Windswept and Laurus (Incorporated by reference to Exhibit 10.11 of the Company’s Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.24
Registration Rights Agreement, dated June 30, 2005, by and between Windswept and Laurus. (Incorporated by reference to Exhibit 10.12 of the Company’s Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.25
Stock Pledge Agreement, dated June 30, 2005, by and among Windswept, Trade-Winds, North Atlantic and Laurus (Incorporated by reference to Exhibit 10.13 of the Company’s Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.26
Subsidiary Guaranty, dated the June 30, 2005, from Trade-Winds and North Atlantic to Laurus (Incorporated by reference to Exhibit 10.14 of the Company’s Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.27
Secured Promissory Note, dated June 30, 2005, issued by Windswept to Spotless in the principal amount of $500,000 (Incorporated by reference to Exhibit 10.25 of the Company’s Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.28
Security Agreement, dated June 30, 2005, between North Atlantic and Spotless (Incorporated by reference to Exhibit 10.18 of the Company’s Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.29
Security Agreement, dated June 30, 2005, between Windswept and Spotless (Incorporated by reference to Exhibit 10.16 of the Company’s Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.30
Security Agreement, dated June 30, 2005, between Trade-Winds and Spotless (Incorporated by reference to Exhibit 10.17 of the Company’s Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.31
Subordination Agreement, dated June 30, 2005, by and between Spotless and Laurus, acknowledged by Windswept (Incorporated by reference to Exhibit 10.26 of the Company’s Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.32
Account Receivable Sale Agreement, dated June 30, 2005, by and among Spotless, Windswept and TradeWinds. (Incorporated by reference to Exhibit 10.27 of the Company’s Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.33
Lease Agreement dated September 2, 2005 between Trade-Winds and Alberta Bentily. (Incorporated by reference to Exhibit 10.01 of Windswept’s Current Report on Form 8-K (Date of Report: September 1, 2005) filed with the SEC on September 8, 2005).

10.34
Amendment and Deferral Agreement, dated November 10, 2005, by and between Windswept and Laurus (Incorporated by reference to Exhibit 10.1 of Windswept’s Current Report on Form 8-K (Date of Report: November 10, 2005) filed with the SEC on November 14, 2005).

10.35
Amendment and Fee Waiver Agreement, dated as of November 23, 2005, by and between Windswept and Laurus (Incorporated by reference to Exhibit 10.01 of Windswept’s Current Report on Form 8-K/A (Date of Report: November 23, 2005) filed with the SEC on January 17, 2006).

10.36
Amendment and Fee Waiver Agreement, dated as of January 13, 2006, by and between Windswept and Laurus (Incorporated by reference on Exhibit 10.01 of Windswept’s Current Report on Form 8-K (Date of Report: January 13, 2006) filed with the SEC on January 17, 2006).

10.37
Amendment and Fee Waiver Agreement, dated as of February 28, 2006, by and between Windswept and Laurus (Incorporated by reference to Exhibit 10.01 of Windswept’s Current Report on Form 8-K (Date of Report: February 28, 2006) filed with the SEC on March 2, 2006).

10.38
Amendment and Fee Waiver Agreement, dated as of March 20, 2006, by and between Windswept and Laurus (Incorporated by reference to Exhibit 10.01 of Windswept’s Current Report on Form 8-K (Date of Report: March 20, 2006) filed with the SEC on March 22, 2006).

10.39
Amendment No. 1 to Employment Agreement, effective as of March 13, 2006, between Windswept and Michael O’Reilly. (Incorporated by reference to Exhibit 10.1 of Windswept’s Current Report on Form 8-K/A (Date of Report: April 13, 2006) filed with the SEC on April 17, 2006).

10.40
Amendment and Fee Waiver Agreement, dated May 11, 2006, by and between Windswept and Laurus (Incorporated by reference to Exhibit 10.1 of Windswept’s Current Report on Form 8-K (Date of Report: May 11, 2006) filed with the SEC on May 17, 2006).

10.41
Amendment and Fee Waiver Agreement, dated June 12, 2006, by and between Windswept and Laurus (Incorporated by reference to Exhibit 10.1 of Windswept’s Current Report on Form 8-K (Date of Report: June 12, 2006) filed with the SEC on June 13, 2006).

10.42
Amendment and Fee Waiver Agreement, dated June 30, 2006, by and between Windswept and Laurus (Incorporated by reference to Exhibit 10.1 of Windswept’s Current Report on Form 8-K (Date of Report: June 30, 2006) filed with the SEC on July 6, 2006).

10.43
Amendment and Fee Waiver Agreement, dated July 21, 2006, by and between Windswept and Laurus (Incorporated by reference to Exhibit 10.1 of Windswept’s Current Report on Form 8-K (Date of Report: July 21, 2006) filed with the SEC on July 25, 2006).

10.44
Amendment and Fee Waiver Agreement, dated August 25, 2006, by and between Windswept and Laurus (Incorporated by reference to Exhibit 10.1 of Windswept’s Current Report on Form 8-K (Date of Report: August 25, 2006) filed with the SEC on August 30, 2006).

10.45
Omnibus Amendment, dated September 29, 2006, between Windswept and Laurus (Incorporated by reference to Exhibit 10.1 of Windswept’s Current Report on Form 8-K (Date of Report: September 29, 2006) filed with the SEC on October 5, 2006).

10.46
Amended and Restated Secured Convertible Term Note, dated September 29, 2006, issued by the Company to Laurus (Incorporated by reference to Exhibit 10.2 of Windswept’s Current Report on Form 8-K (Date of Report: September 29, 2006) filed with the SEC on October 5, 2006).

10.47
Option, dated September 29, 2006, to purchase 11,145,000 shares of common stock issued by Windswept to Laurus (Incorporated by reference to Exhibit 10.3 of Windswept’s Current Report on Form 8-K (Date of Report: September 29, 2006) filed with the SEC on October 5, 2006).

10.48
Secured Term Note, dated January 12, 2007, issued by Windswept to Laurus in the principal amount of $250,000 (Incorporated by reference to Exhibit 10.53 of Windswept’s Registration Statement on Form S-1 filed with the SEC on February 9, 2007).

10.49
Reaffirmation and Ratification Agreement, dated January 12, 2007, between Windswept and Laurus (Incorporated by reference to Exhibit 10.54 of Windswept’s Registration Statement on Form S-1 filed with the SEC on February 9, 2007).

10.50
Lease Agreement, dated September 8, 2006 between Tradewinds and 895 Waverly Associates, LLC (Incorporated by reference to Exhibit 10.6 of Windswept’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed with the SEC on November 20, 2006).

10.51
Amended and Restated Secured Term Note, dated April 17, 2007, issued by Windswept to Laurus in the principal amount of $500,000 (Incorporated by reference to Exhibit 10.1 of Windswept’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 21, 2007).

10.52
Reaffirmation and Ratification Agreement, dated April 17, 2007, between Windswept and Laurus (Incorporated by reference to Exhibit 10.2 of Windswept’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 21, 2007).

10.53
Second Amended and Restated Secured Term Note, dated July 17, 2007, issued by Windswept to Laurus in the principal amount of $600,000 (Incorporated by reference to Exhibit 10.53 of Windswept’s Annual Report on Form 10-K for the year ended June 30, 3007, filed with the SEC on October 15, 2007).

10.54
Reaffirmation and Ratification Agreement, dated July 17, 2007, between Windswept and Laurus (Incorporated by reference to Exhibit 10.54 of Windswept’s Annual Report on Form 10-K for the year ended June 30, 2007, filed with the SEC on October 15, 2007).

10.55
Omnibus Amendment and Waiver, dated January 8, 2008, between Windswept and Laurus, Valens Offshore SPV I, Ltd., Valens U.S. SPV I, LLC and LV Administrative Services, Inc., as agent (Incorporated by reference to Exhibit 10.1 of Windswept’s Current Report on Form 8-K (Date of Report: January 8, 2008) filed with the SEC on January 11, 2008).

10.56
Omnibus Amendment to Warrant, Waiver to Note and Lockup Agreement, dated March 31, 2008, between Windswept and Laurus, Valens Offshore SPV I, Ltd., Valens U.S. SPV I, LLC, PSource Structured Debt Limited and LV Administrative Services, Inc., as agent (Incorporated by reference to Exhibit 10.1 of Windswept’s Current Report on Form 8-K (Date of Report: March 31, 2008) filed with the SEC on April 3, 2008).

10.57
Omnibus Amendment and Waiver, dated April 30, 2008, between Windswept and Laurus, Valens Offshore SPV I, Ltd., Valens U.S. SPV I, LLC and LV Administrative Services, Inc., as agent (Incorporated by reference to Exhibit 10.1 of Windswept’s Current Report on Form 8-K (Date of Report: April 30, 2008) filed with the SEC on May 5, 2008).

10.58
Omnibus Amendment, dated May 30, 2008, between Windswept and Laurus, Valens Offshore SPV I, Ltd., Valens U.S. SPV I, LLC and LV Administrative Services, Inc., as agent (Incorporated by reference to Exhibit 10.1 of Windswept’s Current Report on Form 8-K (Date of Report: May 30, 2008) filed with the SEC on June 4, 2008).

10.59
Omnibus Amendment, dated July 31, 2008, between Windswept, Valens Offshore SPV I, Ltd., PSource Structured Debt Limited, Valens U.S. SPV I, LLC and LV Administrative Services, Inc., as agent (Incorporated by reference to Exhibit 10.1 of Windswept’s Current Report on Form 8-K (Date of Report: July 31, 2008) filed with the SEC on August 6, 2008).

21.1	Subsidiaries of the Company (Incorporated by reference to Exhibit 21 to Windswept’s Annual Report on Form 10-K for the year ended June 30, 2007, filed with the SEC on October 15, 2007).

23.1	Consent of Moomjian, Waite, Wactlar & Coleman, LLP (included in legal opinion filed as Exhibit 5.1).

23.2	Consent of Holtz Rubenstein Reminick LLP.

23.3	Consent of Massella & Associates, CPA, PLLC.

24.1	Power of Attorney (included on signature page hereto).

(b)	Exhibits: See Index of Exhibits.

(c)	Financial Statement Schedules: The response to this portion of Item 15 is submitted as a separate section of this report.

Item 17. Undertakings

(a) Pursuant to Item 512 of Regulation S-K, the undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A ((§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supercede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Holtsville, State of New York, on this 8th day of August, 2008.

WINDSWEPT ENVIRONMENTAL GROUP, INC.

By:	/s/ Michael O’Reilly
Michael O’Reilly
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name:	Title:	Date:

/s/ Michael O’Reilly
Michael O’Reilly	Chief Executive Officer and Director	August 8, 2008
(Principal Executive Officer)

/s/ Arthur J. Wasserspring
Arthur J. Wasserspring	Chief Financial Officer	August 8, 2008
(Principal Accounting and Financial Officer)

*
Dr. Kevin J. Phillips	Director	August 8, 2008

*
Anthony P. Towell	Director	August 8, 2008

* /s/ Michael O’Reilly
Michael O’Reilly
Attorney-in-Fact